Exhibit 2.1**

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 27, 2012, is by and between AXIAL BIOTECH, INC., a Delaware corporation (“Seller”), TRANSGENOMIC, INC., a Delaware corporation (“Parent”), and SCOLI ACQUISITION SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“TBIO Subsidiary” and, together with Parent, hereinafter referred to as “Buyer”). Seller and Buyer are referred to herein collectively as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, Seller desires to sell and assign certain of its assets specified herein to Buyer, and Buyer desires to purchase those assets, for the consideration stated herein and on the terms set forth herein.
NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
1.1    Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them as follows:
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“AGI Agreement” shall mean that certain Laboratory Transfer and Professional Services Agreement for Scoliscore Testing, dated January 15, 2012, by and between Seller and Affiliated Genetics, Inc.
“AGI Termination Agreement” shall have the meaning given to such term in Section 2.4(a)(xiii).

**This Asset Purchase Agreement contains a number of representations and warranties which Transgenomic, Inc. (the “Company”) and its wholly-owned subsidiary, Scoli Acquisition Sub, Inc. (collectively with the Company, the “Buyer”), on the one hand, and Axial Biotech, Inc. (the “Seller”), on the other hand, have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Buyer and Seller have exchanged in connection with signing the Asset Purchase Agreement. These disclosure schedules contain information that has been included in the general prior public disclosures of the Company, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by the Company under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the Asset Purchase Agreement. In addition, these representations and warranties were made as of the date of the Asset Purchase Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in asset purchase agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE BUYER OR THE SELLER.

Exhibit 2.1**

“Agreement” shall mean this Asset Purchase Agreement and the Exhibits and Schedules referred to herein and attached hereto.
“Allocation Schedule” shall have the meaning given to such term in Section 6.7.
“Assets” shall mean the following assets:
(a)    Complete data files, validation reports, research and development data and operating instructions for Seller’s Scoliscore assay (the “Scoliscore Assay”) (current and historical);
(b)    Copies of all files, pdfs, photography and print files for all marketing materials of Seller related to the Scoliscore Assay (excluding the Excluded Assets);
(c)    All patient samples, with full supporting data (current and historical), used in the discovery and validation of the Scoliscore Assay;
(d)    All information for the extending SNPs that expand the ethnic extensions of the Scoliscore Assay (described as the “Scoliscore 2.0 assay” in due diligence conversations between Seller and Buyer);
(e)    The complete configuration file, with validation information and documentation, for the Scoliscore Assay Uniconnect operating file;
(f)    Copies of all publications, draft publications, previous publications whether published or not, with respect to the Scoliscore Assay;
(g)    Complete customer list from all customers that have ordered a test result or received test results from Seller in connection with the Scoliscore Assay from the commencement of Seller’s commercial operations;
(h)    Complete sales history for the Scoliscore Assay completed and reported at or prior to the Closing;
(i)    Copies of any consulting or key opinion leader agreements of Seller related to the Scoliscore Assay;
(j)    All trademarks and other intellectual property of Seller related to the Business, including, without limitation, all embodiments thereof, and all manuals, notes, files, data and other materials relating to such intellectual property, excluding the trademarks and intellectual property listed on Schedule 1.1(a);
(k)    The phone numbers, facsimile numbers, website addresses and e-mail addresses set forth on Schedule 1.1(b);
(l)    The DePuy Assets and any covenants made by DePuy in the DePuy Termination Agreement in favor of Seller to warrant or defend title to the DePuy Assets; and

**This Asset Purchase Agreement contains a number of representations and warranties which Transgenomic, Inc. (the “Company”) and its wholly-owned subsidiary, Scoli Acquisition Sub, Inc. (collectively with the Company, the “Buyer”), on the one hand, and Axial Biotech, Inc. (the “Seller”), on the other hand, have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Buyer and Seller have exchanged in connection with signing the Asset Purchase Agreement. These disclosure schedules contain information that has been included in the general prior public disclosures of the Company, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by the Company under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the Asset Purchase Agreement. In addition, these representations and warranties were made as of the date of the Asset Purchase Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in asset purchase agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE BUYER OR THE SELLER.

(m)    all other assets, properties and rights of every kind, nature, character and description owned or used by Seller (other than the Excluded Assets) in connection with the Business, including: (i) the Books and Records; (ii) all advances, pre-paid expenses and credits of Seller; (iii) all work-in-process; (iv) all Permits held by Seller, but only to the extent that they are assignable or transferable; (v) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller; (vi) all goodwill and going concern value of the Business; and (vii) all rights to, but no liability or obligation arising out of or relating to, all Claims available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, but only to the extent relating to or arising out of the assets owned or used by Seller in connection with the operation of the Business, including the assets referenced in this clause and the foregoing clauses “(a)” through “(l)”.
“Audited Financial Statements” shall have the meaning given to such term in Section 2.4(a)(xvi).
“Auditor” shall have the meaning given to such term in Section 2.4(a)(xvii).
“Bill of Sale” shall mean the bill of sale executed by Seller in favor of Buyer, in the form attached hereto as EXHIBIT A.
“Bioventus” shall have the meaning given to such term in Section 2.2(b).
“Books and Records” shall mean the original or true and complete copies of all books, files, correspondence, records, plans, reports, data and information in each case with respect to the Assets and the operation of the Business possessed by or held on behalf of Seller, wherever located.
“Business” shall mean the business of producing prognostic tests for adolescent idiopathic scoliosis through the Scoliscore Assay.
“Buyer” shall have the meaning given to such term in the first sentence of this Agreement.
“Buyer Confidential Information” shall have the meaning given to such term in Section 6.9(a).
“Buyer Indemnified Party” and “Buyer Indemnified Parties” shall have the meanings given to such terms in Section 6.2(a).
“Claim” shall mean all demands, claims, actions, investigations, causes of action, proceedings and arbitrations, whether brought by any Party or any third party.
“Clean-Up” shall mean all actions required to: (a) contain, clean-up, remove, treat or remediate Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (b) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (c) respond to any government requests for information or documents in any way relating to clean-up, removal, treatment or remediation or potential clean-up, removal, treatment or remediation of Hazardous Material in the indoor or outdoor environment.
“Closing” shall have the meaning given to such term in Section 2.3.
“Closing Consideration” shall have the meaning given to such term in Section 2.1(c).
“Closing Date” shall have the meaning given to such term in Section 2.3.
“Collaborative Agreement” means that certain Collaborative Development & Commercialization Agreement dated as of March 20, 2007, by and between Seller and DePuy Spine, Inc., as amended by Amendment #1 to Collaborative Development & Commercialization Agreement dated as of November 22, 2008 and by Amendment #2 to Collaborative Development & Commercialization Agreement dated as of January 19, 2009.
“Consent” shall have the meaning given to such term in Section 2.4(a)(xvii).
“Contracts” shall mean all oral or written contracts, subcontracts, agreements, leases, licenses, sublicenses, mortgages, indentures, instruments, understandings, notes, warranties, insurance policies, benefit plans, legally binding commitments or undertakings and other arrangements to which a Party is a party or by which a Party or any of its properties are bound.
“Deferred Releases” shall have the meaning given to such term in Section 2.4(a)(xiv).
“Delayed Asset” shall have the meaning given to such term in Section 2.1(b).
“Delayed Required Consent” shall have the meaning given to such term in Section 2.1(b).
“DePuy Assets” shall mean any intellectual property rights of DePuy Spine, Inc., DePuy, Inc. and/or Johnson & Johnson utilized in the marketing or commercialization of the ScoliScore Assay and transferred to Seller under the DePuy Termination Agreement.
“DePuy Instructions” shall have the meaning given to such term in Section 2.1(c)(ii).
“DePuy Termination Agreement” shall have the meaning given to such term in Section 2.4(a)(xi).
“Employee Benefit Plans” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employee benefit plans, programs or arrangements, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, death benefit, group insurance, hospitalization or other medical, dental, health, life (including all individual life insurance policies as to which Seller is the owner, beneficiary or both), disability or other insurance, IRC Section 125

“cafeteria” or “flexible” benefit plan, pension, savings, profit-sharing or retirement plan, program or arrangement: (a) under which current or former employees, officers or independent contractors are entitled to participate by reason of their employment or service with Seller or its ERISA Affiliates or any of their dependents or beneficiaries, whether or not any of the foregoing is funded, insured or self-funded, written or otherwise or with respect to which Seller or its ERISA Affiliates are or were a party or a sponsor or a fiduciary thereof or by which Seller or its ERISA Affiliates are bound; or (b) with respect to which Seller or its ERISA Affiliates may have any direct or indirect, actual or contingent Liability (including any of the foregoing that have been terminated previously).
“Encumbrance” shall mean any right, option, right of refusal, restriction, covenant, condition, agreement, Lien, pledge, security interest, mortgage or other encumbrance of title.
“Environmental Claim” shall mean any Claim by any Person against Seller alleging Liability (including Liability for investigatory costs, Clean-Up costs, Remedial Action, governmental response costs, natural resources damages, property damages, personal injuries or penalties) under any Environmental Law arising out of, based on or resulting from: (a) the presence, or Release, of any Hazardous Material; or (b) circumstances forming the basis of any violation, or alleged violation, by Seller under any Environmental Law or Environmental Permit.
“Environmental Law” shall mean all applicable federal, state and local laws and regulations relating to pollution or protection of human health, mining and other uses of natural resources, and the environment. Without limiting the generality of the foregoing, Environmental Law includes Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
“Environmental Liability” shall mean any Liability resulting from: (a) an actual Environmental Claim; (b) the failure to comply with any requirement of Environmental Law; (c) the failure to obtain or comply with any required Environmental Permit; (d) a Remedial Action; or (e) any harm or injury to any Person, to public health, or to the environment as a result of actual or threatened exposure to any Hazardous Material.
“Environmental Permit” shall mean each Permit which is or may be required under any applicable Environmental Law.
“Equipment” shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, raw materials, works-in-progress, finished goods, supplies, inventory, engineering and other items of tangible personal property owned or leased by Seller that are primarily used in the operation of the Business, as set forth on Schedule 1.1(c), including the book value for each item.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliates” shall mean any entity, trade or business (whether or not incorporated) that is a member of a controlled group with, or under common control with, or part of an affiliated service group that includes, Seller within the meaning of Section 414(b), (c), (m), (o) or (t) of the IRC.
“Escrow Agent” shall have the meaning given to such term in Section 2.2(e).
“Escrow Agreement” shall mean the Escrow Agreement between Buyer, Seller and the Escrow Agent, in the form attached hereto as EXHIBIT B.
“Escrow Fund” shall have the meaning given to such term in Section 2.2(e).
“Escrow Period” shall have the meaning given to such term in Section 2.2.
“Exchange” shall mean any national securities exchange registered with the SEC pursuant to Section 6(a) of the Exchange Act.
“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
“Excluded Assets” shall mean: (a) all assets of Seller other than the Assets, including, all Equipment, all accounts receivables of Seller and all trademarks and intellectual property of Seller listed on Schedule 1.1(a) and Schedule 1.1(c); and (b) all products, packaging and promotional and marketing materials containing trademarks or trade dress not transferred to Buyer under this Agreement.
“Excluded Liabilities” shall mean all Liabilities of Seller and its Affiliates, including: (a) any Liability or responsibility of Seller or any of its Affiliates under the Transaction Documents; (b) any Environmental Claim against, or Environmental Liability of, Seller; (c) any Liability or responsibility of Seller or any of its Affiliates relating to, resulting from, or arising out of (i) Claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) Claims based on violations of Law (including any Environmental Law, Workers’ Compensation Acts, employment practices or health and safety matters), breach of contract, or any other actual or alleged failure of Seller to perform any obligation (under any Law, Permit or Contract); (d) any Liabilities for Taxes with respect to any period prior to the Closing; (e) any Liabilities of Seller relating to guarantees or indebtedness of any Person; (f) all Liabilities of Seller or any of its ERISA Affiliates arising under or related to or based upon any Employee Benefit Plans, whether under the terms of such Employee Benefit Plans or any other Laws, including all Liabilities of a fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with such Employee Benefit Plans, all Liabilities arising from or related to the termination thereof or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; (g) all Liabilities of Seller or any of its Affiliates for salaries, wages, bonuses, vacation days, personal days and similar forms of leave or compensation for or based upon the employment, engagement or termination by Seller of the current and former employees, directors or consultants of Seller; (h) all Liabilities of Seller or any of its Affiliates for Claims of any current or former employees pursuant to the WARN Act arising out of acts or omissions of Seller or any of its Affiliates prior to and including the Closing Date; (i) all Liabilities of Seller or any of its Affiliates

arising out of or in connection with compliance prior to the Closing Date with Health and Safety Requirements pertaining to the Assets, and all Liabilities of Seller or any of its Affiliates arising out of or in connection with compliance with all Laws relating to equal employment opportunity, employment or labor relations concerning the employment of any employee by Seller or any of its Affiliates, or relating to any other action taken or not taken by Seller or any of its Affiliates concerning the current and former employees of Seller or any of its Affiliates; and (j) any Liability or responsibility of Seller or any of its Affiliates relating to, resulting from, arising out of or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisor or other agents or representatives of Seller or its Affiliates.
“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America as of the date and period covered by the subject financial statement.
“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non‑governmental self-regulatory agency, commission or authority.
“Hazardous Material” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is classified or regulated as “hazardous” or “toxic” or words of like import pursuant to Environmental Law, and includes friable asbestos-containing material, polychlorinated biphenyls and oil.
“Health and Safety Requirements” shall mean all applicable federal, state, local and foreign Laws concerning public health and safety and worker health and safety each as in effect as of the Closing Date, other than Environmental Laws.
“Indemnified Party” and “Indemnified Parties” shall have the meanings given to such terms in Section 6.3(a).
“Instructions” shall have the meaning given to such term in Section 2.1(c)(i).
“Intellectual Property” shall mean and includes all algorithms, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, assays, inventions (whether or not patentable), invention disclosures, statutory invention registrations, internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, websites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) trademarks, service marks, brand names, certification marks, trade names, trade dress, logos, symbols, proprietary indicia, domain names, corporate names and doing business designations and other indications of origin, and all translations, adaptations, derivations and combinations of the foregoing, whether registered or unregistered and/or under common law, and applications for registration of the foregoing, together with the goodwill associated with the foregoing; (b) all patents, all filed or pending patent applications, patent disclosures, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs, including all related continuations, divisionals, reissues and reexaminations and foreign counterparts throughout the world; (c) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (d) rights associated with works of authorship, including exclusive exploitation rights, copyright rights, moral rights, mask works, database rights, design rights, industrial property rights, publicity rights and privacy rights and all registrations and applications for registration thereof; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above, including the right to enforce and receive remedies, including damages, against past, present, and future infringement thereof and rights of protection of interest therein under the laws of all jurisdictions.
“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“June Financial Statements” shall have the meaning given to such term in Section 2.4(a)(xvi).
“Key Customers and Suppliers” shall have the meaning given to such term in Section 3.20.
“Knowledge of Buyer” shall mean the actual knowledge of the directors and officers of Buyer after due inquiry.
“Knowledge of Seller” and “to Seller’s Knowledge” shall mean the actual knowledge of the directors and officers of Seller after due inquiry.
“Law” and “Laws” shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, permit, license or other authorization or restriction of any applicable Governmental Authority.
“Leased Real Property” shall mean the parcels of real property of which Seller is the lessee or sublessee (together with all fixtures, structures and improvements thereon and appurtenances belonging thereto, including all easements, licenses, rights, claims and interests necessary or appropriate to the operation of such portion of the applicable parcel).
“Leases” shall have the meaning given to such term in Section 3.11.

“Liability” and “Liabilities” shall mean any and all liabilities, debts or obligations, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, due or to become due, including any liability for Taxes.
“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest, obligation or encumbrance of any kind or nature.
“Loss” or “Losses” shall mean all debts, liabilities, obligations, losses, damages, costs and expenses (including, interest and prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable consultants’ and attorneys’ fees and expenses, judgments, settlements and assessments.
“March Financial Statements” shall have the meaning given to such term in Section 3.3(a).
“Material Adverse Effect” shall mean any event, change or occurrence that individually or together with any other event, change or occurrence, has a material and adverse impact on: (a) any of the Assets; (b) the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents; or (c) the condition, use or operation of the Business, without regard to the duration of such material adverse impact.
“Multiemployer Plan” shall mean any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
“Mutual Confidentiality Agreement” shall have the meaning given to such term in Section 8.14.
“Noncompetition Agreement” shall mean the Noncompetition and Nonsolicitation Agreement between Buyer and Seller, in the form attached hereto as EXHIBIT C.
“Oxford Finance” shall have the meaning given to such term in Section 2.2(c).
“Parent” shall have the meaning given to such term in the first sentence of this Agreement.
“Party” and “Parties” shall have the meanings given to such terms in the first sentence of this Agreement.
“Permits” shall mean all licenses, identification numbers, permits, certificates, orders, consents, approvals, registrations, authorizations, qualifications and filings required under all applicable Laws.
“Permitted Encumbrances” shall mean the Liens evidenced by the UCC-1 Statements on Schedule 1.1(e).
“Person” shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or Governmental Authority.

“Pre-Closing Period” shall have the meaning given to such term in Section 5.3.
“Purchase Price” shall mean the sum of: (a) the Closing Consideration paid pursuant to Section 2.1; and (b) the Validation Consideration paid pursuant to Section 2.2.
“Qualified Plan” shall mean any Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC.
“Regulation S-X” shall mean Regulation S-X, as issued by the SEC.
“Related Material Contracts” shall have the meaning given to such term in Section 3.10(a).
“Related Party” shall mean (a) each individual who is, or who has at any time been, an officer or director of Seller, (b) each member of the immediate family of each of the individuals referred to in clause “(a)” above and (c) any trust or other Person (other than Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.
“Remedial Action” shall mean any action or proceeding to: (a) cause the removal of any Hazardous Material; (b) correct or prevent an environmental problem resulting from the prior treatment, storage, disposal or Release of Hazardous Material or to recover the cost of any such corrections or preventions by a Governmental Authority or third party; or (c) cause the removal of any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any “wetlands”, “waters of the United States”, “wetland”, “State-owned bottoms” or “subaqueous bottoms” (as those terms are defined by the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction).
“Required Consents” shall mean the consents set forth on Schedule 3.2(b), each of which shall be satisfactory in form to Buyer in its sole discretion.
“Required Seller Stockholder Vote” shall have the meaning given to such term in Section 3.28.
“SEC” shall mean the United States Securities and Exchange Commission.
“Seller” shall have the meaning given to such term in the first sentence of this Agreement.

“Seller Confidential Information” shall have the meaning given to such term in Section 6.9(b).
“Seller Indemnified Party” and “Seller Indemnified Parties” shall have the meanings given to such terms in Section 6.3(a).
“Smith & Nephew Co-Marketing Agreement” shall mean that certain Co-Marketing Agreement, dated October 29, 2010, by and among Seller, DePuy Spine, Inc. and Smith & Nephew, Inc.
“Smith & Nephew Option Agreement” shall mean that certain Option Agreement, dated October 29, 2010, by and between Seller and Smith & Nephew, Inc.
“Smith & Nephew Termination Agreement” shall have the meaning given to such term in Section 2.4(a)(xii).
“Tax” or “Taxes” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever imposed, assessed or collected by or under the authority of any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.
“Tax Return” shall mean any report, return, information return, schedule, claim for refund or other information, including any attachment thereto or amendment thereof, supplied or required to be supplied to a Governmental Authority in connection with Taxes.
“TBIO Subsidiary” shall have the meaning given to such term in the first sentence of this Agreement.
“Transaction Documents” shall mean this Agreement and all other documents and certificates contemplated herein or delivered pursuant hereto, including the Bill of Sale, the Noncompetition Agreement and the Transition Services Agreement.
“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Assets, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
“Transition Services Agreement” shall mean the Transition Services Agreement between Buyer and Seller, in the form attached hereto as EXHIBIT D.
“Validation” shall mean (a) the transfer of all the Assets to Buyer, and (b) Buyer’s confirmation that the Scoliscore Assay operates, within Buyer’s laboratories, pursuant to the protocol agreed upon by Buyer and Seller.

“Validation Consideration” shall have the meaning given to such term in Section 2.2.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.
“Workers’ Compensation Acts” shall mean all applicable Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.
1.2    Construction. All article, section, subsection, schedule and exhibit references herein are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate; (b) the words “includes” or “including” shall mean “including without limitation”; and (c) the words “hereof”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.
ARTICLE 2
SALE AND PURCHASE
2.1    Sale and Purchase.
(a)    At the Closing, Seller shall sell, convey, transfer, assign and deliver to TBIO Subsidiary, and TBIO Subsidiary shall purchase and accept the conveyance, transfer and assignment of, all of Seller’s right, title or interest in and to the Assets, free and clear of any and all Encumbrances except for Permitted Encumbrances, pursuant to the execution and delivery of the Bill of Sale and such other documents as are necessary to sell, transfer, convey, deliver and assign all of Seller’s right, title or interest in and to the Assets to TBIO Subsidiary. For the avoidance of doubt: (i) Buyer shall not purchase or accept the assignment of, nor shall it be deemed to have purchased or accepted the assignment of, any Excluded Assets or Contracts, and (ii) Buyer shall not assume and shall not have any responsibility with respect to, and shall not be deemed to have assumed or be responsible for, any Excluded Liabilities.
(b)    Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, this Agreement and the other Transaction Documents shall not constitute an agreement to assign or transfer any Asset or interest therein which, absent a Required Consent, would constitute a breach or violation of any Contract pertaining to such Asset or interest therein or of applicable Law, or would adversely affect the rights or obligations to be assigned or transferred to or for the account of Buyer with respect to such Asset or interest therein, if such Required Consent shall not have been obtained with respect to such Asset or interest therein prior to the Closing (each, a “Delayed Required Consent”). Any transfer or assignment to TBIO Subsidiary by Seller of any such Asset or interest therein (each, a “Delayed Asset”) shall be made subject to all such Delayed Required Consents in respect of such Delayed Asset being obtained. If there are any such Delayed Assets, Seller shall use its reasonable best efforts to obtain all such Delayed Required Consents in respect thereof as promptly as practicable following the Closing, without any further cost to Buyer or any of its Affiliates. Until all Delayed Required Consents have been obtained: (i) Seller shall maintain its corporate existence and hold such Delayed Assets in trust on behalf of Buyer; (ii) Seller shall cooperate with Buyer for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller, as Buyer’s agent) to preserve and to provide Buyer with all of the benefits of or under any such Delayed Assets; (iii) Seller shall otherwise enforce and perform for the account of Buyer, at Buyer’s sole expense, and as directed by Buyer any other rights of Seller arising from such Delayed Assets, and shall comply with the terms and provisions of such Delayed Assets as agent for Buyer and for Buyer’s benefit; and (iv) with respect to such Delayed Assets, Seller hereby hires and authorizes Buyer to perform the obligations specified in such Delayed Assets on Seller’s behalf, as applicable, pursuant to the terms of such Delayed Assets. At such time after the Closing as all Delayed Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by Seller to Buyer for no additional consideration without any further act on the part of any Party.
(c)    Closing Consideration. At the Closing and as consideration for the sale of the Assets to TBIO Subsidiary by Seller, Parent shall pay to, or on behalf of, Seller an amount equal to Three Million Three Hundred Ninety-Three Thousand Four Hundred and Thirty Dollars U.S. ($3,393,430) (the “Closing Consideration”), of which:
(i)    $3,168,244.05 shall be paid to Seller by wire transfer of immediately available funds pursuant to written transfer instructions delivered to Parent by Seller at least three (3) business days prior to the Closing (the “Instructions”);
(ii)    $200,000 shall be distributed to DePuy Spine, Inc. on Seller’s behalf by wire transfer of immediately available funds pursuant to written transfer instructions delivered to Parent by DePuy Spine, Inc. at least three (3) business days prior to the Closing (the “DePuy Instructions”), as consideration for DePuy Spine, Inc.’s execution and delivery of the DePuy Termination Agreement; and
(iii)    $25,185.95 shall be distributed to Salt Lake County Assessor on Seller’s behalf by wire transfer of immediately available funds pursuant to written transfer instructions delivered to Parent by or on behalf of Salt Lake County Assessor at least three (3) business days prior to the Closing, in full satisfaction of the obligation of Seller set forth in Section 1 of Schedule 3.5.
2.2    Validation Consideration. As additional consideration for the sale of the Assets to TBIO Subsidiary by Seller, Parent shall pay to, or on behalf of, Seller, if and as applicable, an amount equal to One Million Six Thousand Five Hundred and Seventy Dollars U.S. ($1,006,570) within ten (10) days following Validation (the “Validation Consideration”) as follows, contingent upon the release of the Deferred Releases by the Escrow Agent to Buyer:
(a)    $180,000 of the Validation Consideration shall be distributed to DePuy Spine, Inc., without offset or deduction on Seller’s behalf by wire transfer of immediately available funds pursuant to the DePuy Instructions;

(b)    $569,250 of the Validation Consideration shall be distributed to Bioventus LLC, successor-in-interest to Smith & Nephew, Inc. (“Bioventus”), without offset or deduction on Seller’s behalf by wire transfer of immediately available funds pursuant to written transfer instructions delivered to Parent by Bioventus at least three (3) business days prior to the Validation;
(c)    $78,660 of the Validation Consideration shall be distributed to Oxford Finance LLC, as successor-in-interest to Oxford Finance Corporation (“Oxford Finance”), without offset or deduction on Seller’s behalf by wire transfer of immediately available funds pursuant to written transfer instructions delivered to Parent by Oxford Finance at least three (3) business days prior to the Validation;
(d)    $78,660 of the Validation Consideration shall be distributed to Atel Ventures, Inc. without offset or deduction on Seller’s behalf by wire transfer of immediately available funds pursuant to written transfer instructions delivered to Parent by Atel Ventures, Inc. at least three (3) business days prior to the Validation; and
(e)    $100,000 of the Validation Consideration (the “Escrow Fund”) shall be paid by wire transfer to JPMorgan Chase Bank, NA, a national banking association (the “Escrow Agent”), pursuant to the Escrow Agreement. The Escrow Fund shall be held pursuant to the provisions of the Escrow Agreement and will be held by the Escrow Agent as collateral and partial security to secure the rights of the Buyer Indemnified Parties under Article 6.
The Escrow Fund shall be held by the Escrow Agent until 11:59 p.m. Central time on the date that is one (1) year after the Closing Date (the “Escrow Period”); provided, however, that in the event any Buyer Indemnified Party has made a claim under Article 6 prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue in respect of that portion of the Escrow Fund subject to the claim (and the Escrow Agent will continue to hold such portion of the Escrow Fund in escrow) until such claim is fully and finally resolved.
For avoidance of doubt, the Closing Consideration and the Validation Consideration paid on behalf of Seller in accordance with Sections 2.1(c)(ii)-(iii) and Sections 2.2(a)-(e) above shall be deemed for tax purposes and otherwise to be part of the total purchase price paid by Buyer to Seller for the Assets, except to the extent of any portion of the amount paid under Section 2.2(e) that may be returned to Buyer.
2.3    Closing. The closing (the “Closing”) of the transactions contemplated in this Agreement shall take place at 10:00 a.m. Central Time at the offices of Parent located at 12325 Emmet Street, Omaha, Nebraska 68164 on: (a) the date that is two (2) business days following the satisfaction or waiver of the conditions set forth in Article 5; or (b) such other time and date as the Parties may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
2.4    Deliveries at Closing.
(a)    At the Closing, Seller shall deliver, or caused to be delivered, to Buyer the following items, each (where applicable) properly executed:

(i)    a certificate, dated as of the Closing Date, executed by the corporate secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to (X) the organizational documents of Seller, (Y) the approval of the board of directors and stockholders of Seller approving the transactions contemplated by the Transaction Documents, and (Z) the incumbency, signature and authority of the officers of Seller authorized to execute and perform the Transaction Documents;
(ii)    a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, in form and substance satisfactory to Buyer, certifying as to the fulfillment of the matters referred to in Sections 5.1(a), (b) and (c);
(iii)    a statement, dated as of the Closing Date, in the form set forth in Treasury Regulation § 1.1445-2(b)(2) and made under penalties of perjury by Seller, that (among other things) Seller is not a foreign Person;
(iv)    executed bills of sale, instruments of assignment, certificates of title documents, deeds and other conveyance documents reasonably requested by and in form and substance reasonably satisfactory to Buyer, transferring to Buyer all of Seller’s right, title and interest in and to the Assets, including the Bill of Sale in the form of EXHIBIT A hereto, executed by Seller;
(v)    the Escrow Agreement in the form of EXHIBIT B hereto;
(vi)    the Noncompetition Agreement in the form of EXHIBIT C hereto;
(vii)    the Transition Services Agreement in the form of EXHIBIT D hereto;
(viii)    a legal opinion, dated the Closing Date, of Climaco, Wilcox, Peca, Tarantino & Garofoli Co., L.P.A. reasonably satisfactory in form and substance to Buyer and containing the opinions set forth in EXHIBIT E;
(ix)    all Required Consents other than the Delayed Required Consents (each of which Delayed Required Consents is set forth on Schedule 2.4(a)(ix));
(x)    a price quote from Seller or the appropriate debtholder for the costs of acquiring the Equipment;
(xi)    a termination agreement by and between Seller and DePuy Spine, Inc. terminating the Collaborative Agreement in a form reasonably acceptable to Seller and Buyer, which termination agreement shall include the assignment to Axial of all of DePuy Spine, Inc.’s, DePuy, Inc.’s and Johnson & Johnson’s right, title and interest in and to the DePuy Assets (the “DePuy Termination Agreement”);
(xii)    a termination agreement by and between Seller and Bioventus terminating the Smith & Nephew Co-Marketing Agreement and the Smith & Nephew Option Agreement, in a form reasonably acceptable to Seller and Buyer (the “Smith & Nephew Termination Agreement”);

(xiii)    a termination agreement by and between Seller and Affiliated Genetics, Inc. terminating the AGI Agreement in a form reasonably acceptable to Seller and Buyer (the “AGI Termination Agreement”);
(xiv)    All payoff letters, Uniform Commercial Code termination statements, assignments and Lien releases and other instruments and documents, executed by each respective secured party (and countersigned by Seller, if applicable) in form reasonably acceptable to Buyer and suitable for recording, terminating and releasing all Liens and all financing statements filed of record in any jurisdiction and evidencing any security interest in any of the Assets, except for the releases set forth on Schedule 2.4(a)(xiv) (such excepted releases, the “Deferred Releases”);
(xv)    Copies of all Deferred Releases delivered to the Escrow Agent;
(xvi)    (X) an audited balance sheet, income statement and statement of cash flows of Seller as of, and for each of the years ended, December 31, 2010 and December 31, 2011, in each case prepared in accordance with GAAP (collectively, the “Audited Financial Statements”), and (Y) an unaudited balance sheet, income statement and statement of cash flows of Seller as of, and for the six (6) month period ended, June 30, 2012 and an unaudited income statement and statement of cash flows of Seller as of, and for the six (6) month period ended, June 30, 2011, in each case prepared in accordance with GAAP (collectively, the “June Financial Statements”);
(xvii)    a consent, executed by Seller’s independent registered accounting firm (the “Auditor”) in form reasonably acceptable to Buyer, permitting Buyer to include the Auditor’s executed audit reports for the Audited Financial Statements, in Buyer’s filings with the SEC (the “Consent”); and
(xviii)    a counterpart signature page to an Equipment Lease Agreement between Seller and Buyer substantially in the form of EXHIBIT F hereto, subject to approval by Oxford Finance.
(b)    At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items, each (where applicable) properly executed:
(i)    the Closing Consideration, paid in accordance with Section 2.1(c);
(ii)    a certificate, dated as of the Closing Date, executed by the corporate secretary of Buyer, in form and substance reasonably satisfactory to Seller, certifying as to (X) the approval of the board of directors of Buyer approving the transactions contemplated by the Transaction Documents, and (Y) the incumbency, signature and authority of the officers of Buyer authorized to execute and perform the Transaction Documents;
(iii)    a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, in form and substance satisfactory to Seller, certifying fulfillment of the matters referred to in Sections 5.2(a) and (b); and

(iv)    counterpart signature pages to the documents referenced in Section 2.4(a)(v), (vi), (vii) and (xviii).
(c)    At the Closing, the Escrow Agent shall have received all Deferred Releases, executed by each respective secured party in form reasonably acceptable to Buyer and suitable for recording, terminating and releasing all Liens and all financing statements filed of record in any jurisdiction and evidencing any security interest in any of the Assets.
(d)    In connection with and following the Closing, Buyer and Seller shall execute and deliver to each other such other documents and agreements as may be reasonably necessary and desirable to consummate the transactions contemplated hereby.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the exceptions set forth on the Schedules delivered by Seller to Buyer concurrently with the execution of this Agreement (which disclosures shall delineate the section or subsection to which they apply), Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date):
3.1    Organization of Seller; Authorization and Enforceability.
(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. Seller is duly qualified or licensed to do business and in good standing in the State of Utah and in each other jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing individually or in the aggregate will not have a Material Adverse Effect.
(b)    This Agreement is, and the other Transaction Documents to which Seller is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally; and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Subject to obtaining the Required Consents, Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations under this Agreement and the other Transaction Documents, and the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of Seller.
(c)    Seller does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Person. Seller has not agreed and is not obligated to make any future investment in or capital contribution to any

Person. Seller has not guaranteed and is not responsible or liable for any obligation of any of the Persons in which it owns or has owned any equity or other financial interest. Neither Seller nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of Seller.
3.2    No Violation or Conflict; Required Consents.
(a)    Except for notices and filings necessary to evidence removal of Encumbrances set forth on Schedule 3.7, no notice to or Permit from any Governmental Authority is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents by Seller or for the consummation by Seller of the transactions contemplated hereby or thereby.
(b)    The execution of this Agreement and the other Transaction Documents, the performance by Seller of its obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) contravene, conflict with or result in any breach or violation of any provision of the certificate of incorporation or bylaws of Seller; (ii) contravene, conflict with or violate any Law binding on Seller or any of its properties or assets; (iii) contravene, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract, Permit or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound; or (iv) cause Seller to violate, forfeit or otherwise terminate any Permits or require Buyer or Seller to file any notice related to any Permits with any Person other than any Governmental Authority. Other than the Required Consents, no consent of any Governmental Authority or other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority, entity or other Person is necessary or required to be made or obtained by Seller in connection with any of the transactions contemplated by the Transaction Documents.
3.3    Financial Statements.
(a)    Schedule 3.3 sets forth the following financial statements (the “March Financial Statements”): an unaudited balance sheet, statement of income and statement of cash flows for Seller as of, and for the three (3) months ended, March 31, 2012. The March Financial Statements: (i) are complete in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject to the absence of footnotes); (ii) present fairly in all material respects the financial condition of the Business as of such date and the results of operations of the Business for such period; and (iii) are consistent with the books and records maintained by Seller with respect to the Business. No financial statement of any Person (other than Seller) is required by GAAP to be included in the March Financial Statements.
(b)    Each of the Audited Financial Statements and the June Financial Statements, when delivered by Seller to Buyer after the date hereof, will: (i) be complete in all material respects and be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject to year-end adjustments and to the absence of footnotes); (ii) present fairly in all material respects the financial condition of the Business as of each such date and the results of operations of the Business for each such period; and (iii) be consistent with the books and records maintained by Seller with respect to the Business. No financial statement of any Person (other than Seller) is required by GAAP to be included in the Audited Financial Statements or the June Financial Statements.
3.4    Inventory. Seller’s inventory of collection kits (a) was acquired and is sufficient for the operation of its business in the ordinary course consistent with past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business, and (c) is valued on the books and records of Seller at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice. No previously sold inventory is subject to returns in excess of those historically experienced by Seller.
3.5    No Adverse Change. Except as disclosed on Schedule 3.5, since December 31, 2011, there has not been: (a) any Material Adverse Effect; (b) any loss, damage, condemnation or destruction to any material portion of the Assets (whether covered by insurance or not); (c) any labor dispute or disturbance, litigation, work stoppage or other event or condition that could have an effect similar to a labor dispute, disturbance, work stoppage or litigation and that has had or could reasonably be expected to have a Material Adverse Effect; (d) any Encumbrance made on any of the Assets; (e) any sale, transfer or other disposition of any of the Assets other than collection kits sold, transferred or disposed of in the ordinary course of business; or (f) any change in the methods of accounting or accounting practices of Seller, except as required by Law.
3.6    No Litigation. There is no Claim pending or, to the Knowledge of Seller, any Claim threatened: (a) relating to the Assets, or operation or maintenance of the Business; or (b) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.6, to the Knowledge of Seller, no Claim has been threatened orally that could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.6, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Claim.
3.7    Title to Assets; Related Matters. Seller owns good and valid title to the Assets, free and clear of any and all Encumbrances, except for the Encumbrances set forth on Schedule 3.7. At the Closing, subject to the fulfillment of Buyer’s obligations pursuant to this Agreement, good and valid title to the Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances), will pass to Buyer. The Assets do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association. Seller is the only Person that currently conducts or has conducted the Business since January 1, 2010. Except with respect to the Excluded Assets and Contracts, the Assets constitute all of the property, rights and assets necessary and sufficient to permit Buyer to conduct and operate the Business after the Closing in accordance with Seller’s past practice.
3.8    Powers of Attorney. Seller has granted no outstanding powers of attorney to any Person with respect to any matter.

3.9    Books and Records. The Books and Records are complete and correct in all material respects, and Seller has delivered to Buyer for examination the originals or true and correct copies of all Books and Records. The Books and Records are stored in the locations identified on Schedule 3.9.
3.10    Contracts.
(a)    Schedule 3.10(a) is a true and complete list of all material Contracts to which Seller is a party that relate to the Assets or the Business (collectively, the “Related Material Contracts”), including:
(i)    any lease or sublease of, or license to or for, any Asset;
(ii)    any agreement to purchase or sell a capital Asset or any Equipment;
(iii)    any Contract or other document that limits the freedom of Seller to compete in any line of business similar to the Business or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset;
(iv)    any confidentiality, non-solicitation, non-disclosure, non-competition, employment, change of control, severance, consulting or similar Contracts pertaining to the current and former employees, consultants or independent contractors of Seller or any of its Affiliates;
(v)    any Contract containing any so called “most favored nation” provisions or any similar provisions requiring Seller to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties or providing for “exclusivity,” preferred treatment or any similar requirement or under which Seller or any of its Affiliates is restricted with respect to distribution, licensing, marketing, co-marketing or development;
(vi)    any partnership, joint venture or other similar Contract;
(vii)    any Contract with an Affiliate of Seller;
(viii)    any agency, dealer, sales representative or other similar agreement;
(ix)    bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or other similar Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of Seller;
(x)    any Lease;
(xi)    any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Rights;
(xii)    any Contract granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of Seller;

(xiii)    any Contract for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;
(xiv)    any confidentiality agreements and/or assignment of invention agreements with third parties; or
(xv)    any currently proposed arrangement of a type that, if entered into, would be required to be disclosed pursuant to any other subsection of this Section 3.10(a).
Seller has delivered to Buyer true and complete copies of each Related Material Contract that is a written Contract and has summarized on Schedule 3.10(a) the terms of each Related Material Contract that is an oral Contract. Each Related Material Contract: (i) (assuming, with respect to all parties thereto other than Seller, valid authorization, execution and delivery) is in full force and effect; and (ii) is enforceable against Seller in accordance with its terms, subject to (X) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally, and (Y) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly set forth on Schedule 3.10(a), no Related Material Contract has been materially modified by any oral agreement or modified in any respect by any written agreement.
(b)    Except as disclosed on Schedule 3.10(b), Seller has performed and, to the Knowledge of Seller, every other party has performed, each material term, covenant and condition of each of the Related Material Contracts that is to be performed by any of them and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a breach, violation or default by Seller or, to the Knowledge of Seller, any other party, under any of the Related Material Contracts. Except as disclosed on Schedule 3.10(b), no party to any of the Related Material Contracts has advised Seller of its intention to cancel, terminate or exercise any option under any of the Related Material Contracts.
(c)    Except for the Required Consents, no consent of any party to the Contracts is required to maintain such Contract in full force and effect or to avoid a breach, violation or default thereunder as a result of the consummation of the transactions contemplated by the Transaction Documents.
(d)    Seller is not a party to any Contract to which any of the Assets will be subject as of or following the Closing Date, except that the Assets will be subject to the Permitted Encumbrances as set forth herein.
3.11    Real Property. Seller does not own, and has never owned, any real property. Schedule 3.11 includes a true, correct and complete list of Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”). Seller has made available to Buyer complete copies of all Leases. Seller is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and Seller is not in violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Law applicable to such Leased Real Property. With respect to each Lease, (a) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect, (b) Except as disclosed on Schedule 3.10(b), Seller is not, nor, to the Knowledge of Seller, is any other party to such Lease, in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease, (c) each Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, and (d) Seller does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full. No damage or destruction has occurred with respect to any of the Leased Real Property for which Seller may be liable. The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted. The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the operation of such premises. No Real Property is subject to (i) any Encumbrances, (ii) any decree or order of a Governmental Authority (or, to the Knowledge of Seller, threatened or proposed decree or order of a Governmental Authority), or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.
3.12    Insurance. Schedule 3.12 sets forth a true, correct and complete list of all insurance policies and fidelity bonds for the current policy year relating to Seller and its employees, officers and directors. Seller maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. Seller has not received notice of termination or cancellation of any such policy. Seller has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion. There has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which Seller has conducted its operations. Seller has no obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has put Seller on notice that coverage will be denied with respect to any claim submitted to such insurer by Seller. There are no claims by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

3.13    Employees.
(a)    The employees set forth on Schedule 3.13(a) constitute all of the employees of Seller or any of its Affiliates who perform services in connection with the operation of the Business.
(b)    Schedule 3.13(b) sets forth a list of all written employment or engagement agreements, including offer letters, between Seller and each current employee of Seller or any of its Affiliates, and Seller has delivered or made available true and complete copies thereof to Buyer. Except as set forth on Schedule 3.13(b): (i) all of the employees set forth on Schedule 3.13(a) are “at will” and may be terminated at the discretion of Seller at any time and for any reason or no reason and without any Liability with respect to any form of severance or similar payment; and (ii) Seller has no oral agreements with any of the employees set forth on Schedule 3.13(a).
(c)    Schedule 3.13(c) contains a correct and complete list of all consultants or independent contractors performing services in connection with the operation of the Business.
3.14    Compliance with Law. Seller’s use of the Assets and operation of the Business as currently conducted, does not violate or conflict with, and has not violated or conflicted with, any applicable Law, except for such violations which have not had and will not have a Material Adverse Effect. Except as disclosed on Schedule 3.5, Seller has not received any notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law.
3.15    Tax Matters. Except as disclosed on Schedule 3.5, (i) all Tax Returns of Seller, including those relating to the Assets or the Business, have been timely filed through the date hereof in accordance with all applicable Laws and are correct and complete in all material respects; (ii) all Taxes, deposits or other payments relating to the Assets or the Business for which Seller may have any liability through the date hereof (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of Seller; (iii) no Claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or threatened against Seller and no audit or investigation of any Tax Return of Seller is currently underway, pending or threatened; (iv) no Claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction; (v) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (vi) none of the assets of Seller, including the Assets, are subject to Liens for Taxes other than Liens for Taxes which are not yet due and payable; and (vii) Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any Person (other than for Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

3.16    Environmental Matters.
(a)    Seller has operated the Business in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession of any material required Environmental Permits, and material compliance with the terms and conditions thereof). Seller has not received any communications from any Person alleging that Seller is not in such compliance, and to Seller’s Knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to prevent or interfere with such compliance in the future. There are no Environmental Permits currently held by Seller in connection with the Business.
(b)    Except in the ordinary course of business in compliance in all material respects with all Environmental Laws, Seller has not: (i) used, treated, stored, disposed of or caused a Release of any Hazardous Material on, under, at, from or in any way materially affecting the Business; or (ii) shipped any Hazardous Material generated in connection with the Business to any other place for use, treatment, storage, treatment or disposal, which off-site shipment, treatment, storage, disposal or release would give rise to any material liabilities or obligations under Environmental Laws.
(c)    There is no Environmental Claim pending or threatened against Seller in connection with the Business.
(d)    To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, which could form the basis of any material Environmental Claim or Environmental Liability against Seller in connection with the Business or which could materially affect any part thereof.
(e)    Seller has not placed, stored, deposited, discharged, buried, dumped or disposed or caused the Release of Hazardous Material or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, the presence of which would give rise to a material Environmental Claim or Environmental Liability or constitute a material violation of any Environmental Law.
(f)    Seller has not conducted any dredging, filling or any other activities in any “wetlands”, “waters of the United States”, “wetland”, “State-owned bottoms” or “subaqueous bottoms” (as those terms are defined by the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction).
(g)    Seller has delivered copies of, or otherwise made available for inspection to Buyer, true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring currently possessed by Seller pertaining to any matter referred to in this Section 3.16.
3.17    Labor Matters.
(a)    Except as set forth on Schedule 3.17(a) with respect to Seller:

(i)    there is no unfair labor practice charge or complaint against Seller pending or, to the Knowledge of Seller, threatened against Seller before the National Labor Relations Board or any other comparable Governmental Authority; and
(ii)    there is no litigation, arbitration proceeding, governmental investigation, administrative charge, or action of any kind pending or, to the Knowledge of Seller, proposed or threatened against Seller relating to employment or engagement, employment or engagement practices, terms and conditions of employment or engagement, wages and hours, or the safety and health of employees, independent contractors and consultants.
(b)    Seller does not have any collective bargaining relationship or existing duty to bargain with any labor organization, and Seller has not recognized any labor organization as the collective bargaining representative of any of its employees, independent contractors or consultants. Except as set forth on Schedule 3.17(b), there are no organizing activities of any type being conducted or threatened to be conducted by any labor organization with respect to the employees of Seller or any of its Affiliates.
(c)    Since January 1, 2010, neither Seller nor any of its Affiliates has effectuated: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or any of its Affiliates; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law. Seller will comply with all applicable requirements, and will incur no Liability, under the WARN Act (or any similar applicable state or local law) in the event it terminates any of its employees at or after the date hereof.
3.18    Employee Benefit Plans.
(a)    As of the Closing Date, full payment to each Employee Benefit Plan of all contributions or other remittances or payments (including all employer contributions, employee salary reduction contributions, premiums and other amounts) that are required to be made by Seller or its ERISA Affiliates under the terms thereof and under ERISA or the IRC in respect of the current and prior plan years, if any, have been made on a timely basis.
(b)    Each Employee Benefit Plan complies in all material respects in form and in operation and has been administered substantially in accordance with its terms and any applicable provisions of ERISA, the IRC and all other applicable Laws.
(c)    No Employee Benefit Plan currently or previously maintained or contributed to by Seller or any of its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates has or had any liability (actual or contingent) is: (i) a Multiemployer Plan; (ii) a “multiple employer plan” as described in Section 413(c) of the IRC or Sections 4063, 4064 or 4066 of ERISA; (iii) a “defined benefit plan” as defined in Section 3(35) of ERISA or subject to Title IV of ERISA; or (iv) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 or 430 of the IRC. Neither Seller nor any of its ERISA Affiliates has previously maintained or had an obligation to contribute to any such plans.

(d)    With respect to each Employee Benefit Plan presently or previously maintained or contributed to by Seller or any of its ERISA Affiliates that is intended to be Qualified Plan, each such Employee Benefit Plan is so qualified under Section 401(a) of the IRC, its related trust is tax-exempt under the IRC and there are no existing facts or circumstances that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualification under Section 401(a) and related sections of the IRC or such related trust’s tax-exempt status.
(e)    With respect to each Employee Benefit Plan, no event has occurred, and there exists no condition or circumstances, including the consummation of the transactions contemplated by the Transaction Documents, in connection with which Buyer could, directly or indirectly, be subject to any liability under ERISA, the IRC or any other applicable Law for any liability relating to any Employee Benefit Plan.
(f)    None of the Assets are subject to any Lien under ERISA Section 302(f) or IRC Section 412(n) or 430(n).
3.19    Intellectual Property. Buyer acknowledges that certain Intellectual Property and Intellectual Property Rights of Seller may not have been adequately prosecuted and therefore may not currently be protected by patents or eligible for patent protection in the United States or internationally, and the representations and warranties of Seller contained in this Section 3.19 are qualified by reference to the foregoing.
(a)    Schedule 3.19(a) contains a complete and accurate list of all: (i) registered Intellectual Property that Seller owns or licenses and uses in connection with the operation of the Business; (ii) pending patent applications and applications for other Intellectual Property Right registrations for Intellectual Property that Seller owns or licenses and uses in connection with the operation of the Business; and (iii) material unregistered Seller Intellectual Property that Seller owns or licenses (excluding rights to “shrink wrapped” or “off the shelf” software licensed by Seller) and uses in connection with the Business. Except as set forth on Schedule 3.19(a), all Intellectual Property Rights set forth on Schedule 3.19(a) have been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registry) or the corresponding Governmental Authority of any other country, state or other jurisdiction to the extent set forth on Schedule 3.19(a), and have been properly maintained with such applicable registries or renewed in accordance with all applicable Laws as of the Closing Date. Except as set forth on Schedule 3.19(a), all Intellectual Property listed on Schedule 3.19(a) which is material to the Business is covered by valid, enforceable and subsisting Intellectual Property Rights (except as enforceability of such rights may be limited by bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except where the enforcement of any equitable remedies relating to such rights may be limited by equitable principles of general applicability). To the Knowledge of Seller, the Intellectual Property set forth on Schedule 3.19(a) constitutes all Intellectual Property and Intellectual Property Rights needed to conduct the Business as currently conducted.
(b)    Schedule 3.19(b) contains a complete and accurate list of all Contracts pursuant to which Seller grants rights to any third party with respect to any Intellectual Property set forth on Schedule 3.19(a), and all Contracts pursuant to which any third party grants to Seller any rights with respect to any Intellectual Property or Intellectual Property Rights set forth on Schedule 3.19(a).

Except as disclosed on Schedule 3.19(b), all Contracts set forth on Schedule 3.19(b) which are material to the Business are in full force and effect, and there is no default thereunder by Seller, nor to Seller’s Knowledge, by any other party thereto. Except as disclosed on Schedule 3.19(b), Seller is not a party to any Contract, whether or not in writing, with any third party, providing for the assignment to such third-party or ownership by such third party of the Intellectual Property or Intellectual Property Rights set forth on Schedule 3.19(a). Seller is not making any unlawful use of any Intellectual Property or Intellectual Property Rights granted to Seller under such Contracts. No royalties or fees are payable by Seller to any Person as of the Closing Date by reason of the ownership or use of any of the Intellectual Property or Intellectual Property Rights set forth on Schedule 3.19(a). Seller possesses sole, exclusive and unencumbered title to the Intellectual Property and Intellectual Property Rights set forth on Schedule 3.19(a), subject to the Permitted Encumbrances. There are no outstanding and, to the Knowledge of Seller, no threatened, disputes or disagreements with respect to any Contract set forth on Schedule 3.19(b) or the Intellectual Property or Intellectual Property Rights set forth on Schedule 3.19(a).
(c)    Seller is not currently using and it will not be necessary for Seller (or, following the Closing, Buyer) to use any Intellectual Property Rights of any of the present or former employees or consultants of Seller that were developed, invented or made during or prior to either the employment of such employee by or service by such consultant to Seller except for any such Intellectual Property Rights that have been effectively and enforceably assigned or licensed to Seller and except for any such Intellectual Property Rights that constitute “works made for hire” for the benefit of Seller under the United States Copyright Act. No present or former employee or consultant of Seller, and no other Person, owns or has a proprietary, financial or other interest, direct or indirect, in whole or in part in any Intellectual Property Right used in connection with the operation of the Business which Seller purports to own.
(d)    Except as set forth on Schedule 3.19(a), no loss or expiration of any Intellectual Property Right is threatened in writing, or is pending or has been orally threatened.
(e)    Seller has not received any written Claims (or notice of any Claims) made against Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights covering Intellectual Property owned or purportedly owned by Seller that is set forth on Schedule 3.19(a). The transactions contemplated by the Transaction Documents will not materially adversely affect Seller’s right, title or interest in and to such Intellectual Property following the Closing, and all material items of such Intellectual Property shall be owned by or licensed to Buyer on substantially identical terms and conditions immediately after the Closing.
(f)    Seller has not received any written notices from any third party claiming that the Intellectual Property Rights set forth on Schedule 3.19(a) infringes upon, misappropriates or conflicts with the Intellectual Property Rights of any third party (including any demand or request that Seller license any Intellectual Property Rights from a third party). To Seller’s Knowledge, no Person has infringed upon or is currently infringing upon any Intellectual Property or Intellectual Property Rights set forth on Schedule 3.19(a).

(g)    No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property or Intellectual Property Rights set forth on Schedule 3.19(a).
(h)    Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, Seller makes no representation or warranty whatsoever regarding the status, condition or enforceability of the DePuy Assets, which are sold on an “as is” and “where is” basis, without recourse.
3.20    Key Customers and Suppliers. Schedule 3.20 sets forth a correct and complete list of the top twenty-five (25) customers and suppliers of Seller in connection with the operation of the Business, determined on the basis of revenues, including license fees, royalties and other remunerations from services provided or items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for the six (6) months ended June 30, 2012 (the “Key Customers and Suppliers”). No Key Customer or Supplier has ceased doing business with Seller and, to Seller’s Knowledge, no Key Customer or Supplier intends to cease doing business with Buyer following the Closing.
3.21    Warranties, Etc. All products sold and any services rendered by Seller in connection with the operation of the Business have been, in all material respects, in conformity with all applicable Contractual commitments and all expressed or implied warranties. No Liability exists or will arise for repair, replacement or damage in connection with such sales or services. Schedule 3.21 sets forth a correct and complete statement of all written warranties and warranty policies offered by Seller in connection with the operation of the Business. All such written warranties and warranty policies are in conformity with the labeling and other requirements of applicable Law. Schedule 3.21 sets forth a correct and complete list and summary description of all service or maintenance agreements entered into in connection with the operation of the Business under which Seller is currently obligated, indicating the terms of such agreement and any amounts paid or payable thereunder. Except as set forth on Schedule 3.21, no products heretofore manufactured, processed, distributed, sold, delivered or leased by Seller in connection with the operation of the Business or services rendered by Seller in connection with the operation of the Business are now subject to any guarantee, Claim for product liability or patent or other Intellectual Property indemnity.
3.22    Absence of Undisclosed Liabilities. The Assets are not subject to any Liability other than Liabilities reflected in the March Financial Statements or otherwise stated in this Agreement or on Schedule 3.22.
3.23    Permits. Schedule 3.23 lists all Permits currently held by Seller for the ownership of the Assets or the ownership and operation of the Business, including Environmental Permits. Each such Permit is in full force and effect, and Seller is not in violation of any of any material obligation thereunder. The Permits listed on Schedule 3.23 constitute all Permits which are necessary for the ownership of the Assets or the ownership and operation of the Business.
3.24    Brokers’ Fees. Seller does not have any Liability or obligation to pay any broker’s fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents.

3.25    Related Parties. Except as described on Schedule 3.25, (a) no Related Party has, and no Related Party has at any time since Seller’s inception had, any direct or indirect interest in any asset used in or otherwise relating to the business of Seller. No Related Party is, or has been, indebted to Seller; (b) since Seller’s inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any Related Material Contract, transaction or business dealing involving Seller; (c) no Related Party is competing, or has at any time competed, directly or indirectly, with Seller; and (d) no Related Party has any claim or right against Seller (other than rights to receive compensation for services performed as an employee of Seller).
3.26    Bulk Sales. This Agreement, the other Transaction Documents and the transactions contemplated herein and therein are not subject to any applicable bulk sales laws.
3.27    Certain Payments. Neither Seller nor any manager, officer, employee, agent or other Person acting for or on behalf of Seller, has at any time, directly or indirectly: (a) used any corporate funds of Seller (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) purposely made any false or fictitious entry, or purposely failed to make any entry that should have been made, in any of the books of account or other records of Seller; (c) made any unlawful payoff, influence payment, bribe, rebate, kickback or other unlawful payment to any Person for or on behalf of Seller; (d) made any unlawful payment to any Person, or provided unlawfully any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (Y) favorable treatment in securing business for Seller, or (Z) any other special concession for Seller; or (e) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(d)” above.
3.28    Stockholder Approval. The only votes of the holders of any class or series of Seller’s capital stock necessary to approve or adopt this Agreement or consummate the sale of the Assets to Buyer as set forth under the Transaction Documents (the “Required Seller Stockholder Vote”) are (a) the affirmative vote of the holders of a majority of the outstanding shares of the Voting Common Stock of Seller; (b) the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock and Series B Voting Preferred Stock of Seller, voting together as a single class; and (c) the holders of one-third of the outstanding shares of the Series B Voting Preferred Stock of Seller, which shall include the holders of a majority of the outstanding shares of the Series B Non-Voting Preferred Stock of Seller, each voting as a separate class. As used herein, the terms “Voting Common Stock”, “Series A Preferred Stock”, “Series B Voting Preferred Stock” and “Series B Non-Voting Preferred Stock” shall have the meanings as defined in Seller’s Second Amended and Restated Certificate of Incorporation, as in effect on the date hereof.
3.29    Disclosure. Neither this Agreement nor any other Transaction Document furnished to Buyer by Seller contains any untrue statement of a material fact by Seller or omits to state a material fact necessary in order to make the statements by Seller contained herein or therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence or anything else in this Agreement to the contrary, no representation or warranty of Seller contained in this Agreement or any other Transaction Document shall be deemed false or untrue solely because

Seller does not have at the time of execution of this Agreement or is unable to obtain or deliver prior to the Closing the Required Consents or Seller is otherwise unable to satisfy the conditions to Closing set forth in Section 5.2 of this Agreement; provided that this sentence shall not limit, diminish or otherwise affect any of Seller’s obligations pursuant to Section 5.3.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date):
4.1    Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. TBIO Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
4.2    Enforceability. With respect to Buyer: (a) the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party are within the corporate power of Buyer; and (b) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated herein or therein. This Agreement is, and the other Transaction Documents will be, when executed and delivered by the parties thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally; and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations under this Agreement and the other Transaction Documents.
4.3    No Violation or Conflict by Buyer.
(a)    No notice to, filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents by Buyer or for the consummation by Buyer of the transactions contemplated hereby or thereby.
(b)    The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) conflict with or violate any Law binding on Buyer, or any of its properties or assets; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound.
4.4    No Litigation. There is no Claim pending or, to the Knowledge of Buyer, threatened, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
4.5    Buyer’s Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents.
4.6    Disclosure. Neither this Agreement nor any other Transaction Document furnished to Seller by Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.
ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING;
PRE-CLOSING COVENANTS AND TRANSITION MATTERS
5.1    Conditions Precedent to Obligations of Buyer. Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
(a)    no event shall have occurred and no circumstance shall have arisen which, individually, or in the aggregate, could reasonably be expected to cause a Material Adverse Effect from April 1, 2012 to the Closing Date;
(b)    each of the representations and warranties of Seller contained in Article 3 that are qualified by reference to materiality thresholds shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Seller contained in Article 3 that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);
(c)    Seller shall have performed all obligations and complied with all covenants in all material respects that are required by the terms of this Agreement to be performed or complied with by them on or before the Closing Date;

(d)    no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect or impair the ability of the Parties to consummate the transactions contemplated hereby or thereby;
(e)    all Required Consents set forth on Schedule 5.1(e) shall have been obtained and shall be in full force and effect;
(f)    this Agreement shall have been duly adopted, and the transactions contemplated by this Agreement shall have been duly approved, by the Required Seller Stockholder Vote;
(g)    Buyer shall have entered into a written consulting agreement with Kenneth Ward, in a form satisfactory to Buyer;
(h)    Buyer shall have entered into a written consulting agreement with John Climaco, in a form satisfactory to Buyer;
(i)    Seller shall have delivered to Buyer all payoff letters, Uniform Commercial Code termination statements, assignments and Lien releases and other instruments and documents, executed by each respective secured party in form reasonably acceptable to Buyer and suitable for recording, terminating and releasing all Liens and all financing statements filed of record in any jurisdiction and evidencing any security interest in any of the Assets, except for the Deferred Releases;
(j)    Seller shall have delivered to the Escrow Agent the Deferred Releases;
(k)    Buyer shall have completed to its satisfaction the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of Seller and its business;
(l)    the Escrow Agent shall have delivered its executed counterpart signature page to the Escrow Agreement;
(m)    Seller shall have delivered to Buyer the DePuy Termination Agreement, duly executed by Seller and DePuy Spine, Inc.;
(n)    Seller shall have delivered to Buyer the Smith & Nephew Termination Agreement, duly executed by Seller and Bioventus;
(o)    Seller shall have delivered to Buyer the AGI Termination Agreement, duly executed by Seller and AGI;
(p)    Seller shall have delivered to Buyer all of the items set forth in Section 2.4(a); and
(q)    Buyer shall have received the Consent, duly executed by the Auditors.

5.2    Conditions Precedent to Obligations of Seller. Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
(a)    each of the representations and warranties of Buyer contained in Article 4 that are qualified by reference to materiality thresholds shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Buyer contained in Article 4 that are not so qualified shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);
(b)    Buyer shall have performed all obligations and complied with all covenants in all material respects that are required by the terms of this Agreement to be performed or complied with on or before the Closing Date;
(c)    the Escrow Agent shall have delivered its executed counterpart signature page to the Escrow Agreement;
(d)    no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect or impair on the ability of the Parties to consummate the transactions contemplated hereby or thereby;
(e)    all Required Consents set forth on Schedule 5.1(e) shall have been obtained and shall be in full force and effect;
(f)    this Agreement shall have been duly adopted, and the transactions contemplated by this Agreement shall have been duly approved, by the Required Seller Stockholder Vote;
(g)    Seller shall be able to deliver to Buyer the documents and agreements set forth in Sections 5.1(i), (m)–(p); and
(h)    Buyer shall have delivered to Seller all of the items set forth in Section 2.4(b).
5.3    Operation of the Business During the Pre-Closing Period. At all times during the period from the date of this Agreement through the Closing (the “Pre-Closing Period”), except as consented to by Buyer in writing:

(a)    Seller shall: (i) operate the Business and utilize the Assets in the ordinary course and consistent with past practice (including with respect to the collection of accounts receivable); (ii) preserve intact its current business organizations with respect thereto, use its best efforts to keep available the services of its current officers and employees who are involved in the Business; (iii) preserve its relationships with customers, suppliers, regulators and others having business dealings with it to the end that the goodwill and going business value of the Business and the Assets shall be unimpaired at the Closing Date; (iv) maintain all Permits, qualifications and approvals necessary or relating to conducting the Business and remain in good standing in the State of Delaware and the State of Utah; (v) use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause the transactions contemplated herein to be effected as soon as practicable and in accordance with the terms hereof, including giving all notices to third parties and using its commercially reasonable efforts to obtain the agreements set forth in Sections 5.1(m)-(p), the Consent and all of the Required Consents set forth on Schedule 5.1(e); (vi) maintain all books and records related to the Assets and conducting the Business; (vii) comply in all material respects promptly with all Laws applicable to Seller and its operations; (viii) pay the debts, Taxes and other obligations of the Business when due; and (ix) report periodically to Buyer concerning the status of the Business and Seller’s operations and finances; and
(b)    Seller shall not: (i) cause any of the Assets to become subject to any Encumbrance, other than Encumbrances set forth on Schedule 3.7; (ii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the Assets to become bound by, any Related Material Contract (except as contemplated by this Agreement), or amend or terminate, or waive any right under, any Related Material Contract; (iii) take or omit to take any action that could, or is reasonably likely to, result in the failure or frustration of any of the conditions set forth in Section 5.1 as of the Closing Date or any of Seller’s representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing; (iv) amend its organizational documents in any manner which could have an adverse impact on the transactions contemplated by this Agreement; (v) merge or consolidate with any other Person; (vi) liquidate or dissolve; (vii) (X) subject to the acknowledgment set forth in the first sentence of Section 3.19, dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership and registration of, all Intellectual Property and Intellectual Property Rights needed to conduct the Business as currently conducted, or (Y) dispose of or disclose to any Person (other than Buyer), any Seller Confidential Information; or (viii) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(vii)” above.
5.4    Access to Books and Records. During the Pre-Closing Period, Seller will provide to Buyer and its authorized agents reasonable access during normal business hours to the Books and Records and such other information pertaining to the Books and Records as Buyer and its authorized agents may reasonably request; provided, however, that the activities of Buyer and its agents shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller.

5.5    Notification. During the Pre-Closing Period, Seller shall promptly notify Buyer in writing of:
(a)    the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any other Transaction Document;
(b)    any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;
(c)    any breach of any covenant or obligation of Seller under this Agreement or in any Material Contract not previously disclosed in this Agreement or in any Schedule hereto;
(d)    any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in Article 5 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect; and
(e)    (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Claim threatened, commenced or asserted against or with respect to Seller, the Assets or the transactions contemplated by this Agreement.
Except as provided in Section 5.6(b), no notification given to Buyer pursuant to this Section 5.5 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Seller, or any of the rights of Buyer, contained in this Agreement.
5.6    Updates to Schedules.
(a)    From time to time before the Closing Date, but not less than seven (7) business days prior to the Closing Date, Seller shall have the right (but not the obligation) to supplement or amend the Schedules (and the information and materials provided in connection therewith) to disclose any fact, condition, matter, thing, development or occurrence (i) that has taken place after the date hereof, and (ii) that would cause or constitute a breach of any representation or warranty contained in Article 3 had such representation or warranty been made as of the time of discovery of such fact, condition, matter, thing, development or occurrence.
(b)    If (i) the matter or matters included in any such disclosure supplement individually or in the aggregate constitute a Material Adverse Effect, and (ii) Seller delivers to Buyer a written authorization to terminate this Agreement (given the conditions specified in Section 5.1 and Buyer's termination rights in connection therewith), and thereafter Buyer does not terminate this Agreement within five (5) business days of the delivery of such authorization, then, notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to terminate this Agreement as a result of, or seek indemnification hereunder in respect of, such matter or matters included in such disclosure supplement.
5.7    Exclusivity. Until the earlier of (a) the termination of this Agreement under Section 7.1, or (b) the Closing, Seller agrees that: (i) it will not sell or otherwise transfer any Asset or enter into an agreement to sell or otherwise transfer any such Asset other than collection kits sold or transferred in the ordinary course of business; (ii) neither Seller nor any of its trustees, employees or Affiliates will, directly or indirectly, solicit any offers, bids or indications of interest from, or initiate or continue negotiations with (other than to terminate certain other preexisting negotiations), any Person other than Buyer with respect to the sale of any Asset, the Business or an interest therein; and (iii) neither Seller nor any of its representatives, trustees, employees or Affiliates will provide any confidential information about Seller, any Asset or the Business to any Person other than Buyer, its counsel and other advisors. In the event that any third party approaches Seller regarding an interest in purchasing all or a portion of Seller, the Business, or any Asset, Seller shall notify Buyer immediately as to the interest or proposal, its source and its terms, and shall rebuff such offer in accordance with a script mutually acceptable to Seller and Buyer.
5.8    Transition Matters.
(a)    During the Pre-Closing Period, Seller shall provide Buyer, at Seller’s expense, all information relating to Kenneth Ward and John Climaco as Buyer may reasonably require in connection with Seller’s employment or engagement of such individuals, including initial employment dates, terms of employment, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by Buyer and such information shall be true, correct and complete in all material respects.
(b)    Prior to the Closing, Seller may begin the process of transferring possession of and/or information and records concerning certain Assets in contemplation of the Closing in order to facilitate Buyer’s ability to begin operating the Assets upon the Closing. Buyer hereby acknowledges and agrees that: (i) title to any such transferred Assets, information and records will remain solely with Seller until and unless the Closing occurs, (ii) any such transfers shall be subject to the Mutual Confidentiality Agreement, and (iii) in the event this Agreement is terminated prior to the Closing for any reason, all such Assets, information and records will be promptly returned to Seller upon demand.
ARTICLE 6
INDEMNITIES AND POST-CLOSING COVENANTS
6.1    Survival. All representations, warranties, covenants, and obligations in the Transaction Documents will survive the Closing and remain in effect until the end of the Escrow Period, except for those representations and warranties of Seller contained in Sections 3.1, 3.2, 3.7, 3.24 and 3.25, which shall survive indefinitely, and Sections 3.15, 3.16, 3.17 and 3.18, which shall survive until the sixtieth (60th) day after the expiration of the statute of limitations that would be applicable to any Claim brought by a third party or a Governmental Authority (as applicable) with respect to the subject matter of the underlying representation or warranty.

6.2    Seller’s Indemnity.
(a)    Subject to Section 6.2(c), Seller hereby agrees to indemnify and hold Buyer, its officers, directors, employees and authorized agents and their successors and permitted assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), harmless from and against any and all Losses that any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties (disregarding for purposes of this Section 6.2(a) any materiality qualifications or thresholds) made by Seller to Buyer pursuant to this Agreement and the other Transaction Documents; (ii) any failure of Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the other Transaction Documents; (iii) any fraud or willful misrepresentation or omission by Seller; (iv) any events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets on or prior to the Closing Date; (v) any Liability of Seller of any nature, including the Excluded Liabilities; and (vi) any action or proceeding initiated by any Buyer Indemnified Party to enforce the provisions of this Article 6.
(b)    If a Claim against Seller for indemnification pursuant to the provisions of Section 6.2(a) is to be made by any Buyer Indemnified Party, the Buyer Indemnified Party shall give notice reasonably describing such Claim to Seller promptly after the Buyer Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.2(a). In the event a third-party Claim against a Buyer Indemnified Party arises that is covered by the indemnity provisions of Section 6.2(a); provided that Seller admits in writing to the Buyer Indemnified Party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.2(a) to the extent such Claim proves to be true, Seller shall have the right to contest and defend by all appropriate legal proceedings relating to such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of Seller; provided, however, that Seller may not effect any settlement that could result in any cost, expense or liability to, or have any Material Adverse Effect upon, the Buyer Indemnified Party unless the Buyer Indemnified Party consents in writing to such settlement and Seller agrees to indemnify such party therefor, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. In the event Seller does not admit in writing to a Buyer Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.2(a), the Buyer Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided, however, that the Buyer Indemnified Party may not effect any settlement that could result in any cost, expense or liability to, or have any Material Adverse Effect upon, Seller without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Buyer Indemnified Party seeking indemnification may select counsel to participate in any defense conducted by Seller, in which event such counsel shall be at the sole cost and expense of such Buyer Indemnified Party. In connection with any such third-party Claim for which indemnification is sought pursuant to Section 6.2(a), the Parties shall cooperate with each other and provide each other with reasonable access during normal business hours to relevant books and records in their possession.
(c)    Seller shall not be liable for Losses under Section 6.2(a)(i) unless the aggregate amount of Losses with respect to all such misrepresentations or breaches of warranty exceeds $25,000; provided that if the total amount of such Losses exceeds such amount, then Seller shall be liable for all such Losses and not only those Losses that exceed such amount.
6.3    Buyer’s Indemnity.
(a)    Buyer hereby agrees to indemnify and hold Seller and its officers, directors, employees and authorized agents and their successors and permitted assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against, any and all Losses that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties (disregarding for purposes of this Section 6.3(a) any materiality qualifications or thresholds) made by Buyer in or pursuant to this Agreement and the other Transaction Documents; (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the other Transaction Documents; (iii) any fraud or willful misrepresentation or omission by Buyer; (iv) any events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets subsequent to the Closing Date except with respect to any claims for which Seller is obligated to indemnify the Buyer Indemnified Parties under Section 6.2; and (v) any action or proceeding initiated by any Seller Indemnified Party to enforce the provisions of this Article 6.
(b)    If a Claim against Buyer for indemnification pursuant to the provisions of Section 6.3(a) is to be made by any Seller Indemnified Party, such Seller Indemnified Party shall give notice of such Claim to Buyer promptly after such Seller Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.3(a). In the event a third-party Claim against a Seller Indemnified Party arises that is covered by the indemnity provisions of Section 6.3(a); provided that Buyer admits in writing to the Seller Indemnified Party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.3(a) to the extent such Claim proves to be true, Buyer shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of Buyer; provided, however, that Buyer may not effect any settlement that could result in any cost, expense or liability to, or have any Material Adverse Effect upon, the Seller Indemnified Parties unless Seller consents in writing to such settlement and Buyer agrees to indemnify the Seller Indemnified Parties therefor, which consent shall not be unreasonably withheld, conditioned or delayed and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. In the event Buyer does not admit in writing to a Seller Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.3(a), the Seller Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided, however, that the Seller Indemnified Party may not effect any settlement that could result in any cost, expense or liability to, or have any material adverse effect upon, Buyer without the consent of Buyer, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Seller Indemnified Party seeking indemnification may select counsel to participate in any defense conducted by Buyer, in which event such counsel shall be at the sole cost and expense of such Seller Indemnified Party. In connection with any such third-party Claim, the Parties shall cooperate with each other and provide each other with reasonable access during normal business hours to relevant books and records in their possession.
6.4    General Provisions Regarding Indemnification.
(a)    Except for actions grounded in fraud or willful misconduct, the indemnification provided in this Article 6 shall be the sole and exclusive remedy after the Closing Date for damages available to the Buyer Indemnified Parties or the Seller Indemnified Parties for breach of any of the representations, warranties, covenants or agreements contained herein; provided, however, that this exclusive remedy for damages does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or any agreement entered into in connection herewith.
(b)    Notwithstanding anything contained in this Agreement to the contrary, except as may be included in a third-party Claim, no Party shall be liable to the Buyer Indemnified Parties or the Seller Indemnified Parties for any indirect, special, punitive, exemplary or consequential loss or damage (including any diminution in value or loss of revenue or profit) arising out of this Agreement.
(c)    Buyer’s claims for indemnification pursuant to this Article 6 shall be satisfied first from funds held in escrow pursuant to Section 2.2(e), and then, to the extent the funds held in escrow are insufficient to pay all such claims, directly by Seller. The procedure for payments from escrow shall be governed by the Escrow Agreement. The procedure for making and paying claims for indemnification that arise after the expiration of the Escrow Period shall be governed by the same procedures for resolution set forth in the Escrow Agreement.
6.5    Further Assistance. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Documents, each of the Parties will take, without additional consideration, such further reasonable action (including the execution and delivery of such further instruments and documents and the grant of access to any individuals, premises, books or records) as the other Party reasonably may request.
6.6    Tax Matters.
(a)    Seller shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that if required by any Law, Buyer will join in the execution of any such Tax Returns and other documentation.
(b)    Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Assets attributable to the Pre-Closing Period, and shall file or cause to be filed when due (including any extensions) all

Tax Returns that are required to be filed in respect of such Taxes. Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Assets attributable to all periods subsequent to the Closing Date, and shall file or cause to be filed when due (including any extensions) all Tax Returns that are required to be filed in respect of such Taxes (other than income Tax Returns of Seller).
(c)    For all purposes of attributing or allocating Taxes between the Parties pursuant to this Section 6.6, all personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Pre-Closing Period and the period subsequent to the Closing Date based on the relative number of days included in such taxable period through and including the Closing Date and the number of days included in such taxable period after the Closing Date. Each Party shall be solely responsible for income Taxes imposed with respect to such Party.
(d)    For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.
6.7    Allocation of Purchase Price. All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the IRC and the regulations thereunder shall be allocated among the Assets and any other rights acquired by Buyer hereunder, as applicable, in the manner required by Section 1060 of the IRC and the regulations thereunder and all applicable laws. Within sixty (60) days after the Closing Date, Buyer and Seller shall agree on a schedule allocating all such amounts as provided herein (the “Allocation Schedule”). Each of the Parties agrees to: (a) prepare and timely file all Tax Returns, including Form 8594 (and all supplements thereto), in a manner consistent with the Allocation Schedule; provided, however, that Buyer may reflect on such Form a different aggregate purchase price to the extent of transaction expenses required to be capitalized pursuant to the IRC; and (b) act in accordance with the Allocation Schedule as finalized for all Tax purposes, unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other Governmental Authority.
6.8    Public Announcements. The Parties agree that no Party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without consulting with each other before making, and giving each other a reasonable opportunity to review and comment upon, any such press release or other public announcements or statements; provided, however, that nothing contained herein shall prevent a Party from promptly making all filings with Governmental Authorities or Exchanges as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.9    Confidentiality.
(a)    Neither Seller nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Buyer or any of its Affiliates that is competitively sensitive, proprietary or confidential (collectively, “Buyer Confidential Information”); provided, however, that the confidentiality covenants contained in this Section 6.9(a) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Buyer or any of their respective Affiliates by publication or otherwise other than through any action on the part of Seller or any of its Affiliates; (iii) information that Seller or its Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Seller or any of its Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Seller or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Buyer Confidential Information, Seller or its Affiliate will notify Buyer promptly in writing of such requirement so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 6.9(a). In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.9(a), Seller or its Affiliate will furnish only that portion of the Buyer Confidential Information which Seller or its Affiliate is advised by counsel is legally required and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such furnished Buyer Confidential Information and will exercise its reasonable best efforts to obtain reasonable assurance that confidential treatment will be afforded such furnished Buyer Confidential Information.
(b)    Neither Buyer nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Seller or any of its Affiliates that is competitively sensitive, proprietary or confidential (collectively, “Seller Confidential Information”); provided, however, that the confidentiality covenants contained in this Section 6.9(b) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Buyer or any of their respective Affiliates by publication or otherwise other than through any action on the part of Buyer or any of its Affiliates; (iii) information that Buyer or its Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Buyer or any of its Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Buyer or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Seller Confidential Information, Buyer or such Affiliate thereof will notify Seller promptly in writing of such requirement so that Seller may seek a protective order or other appropriate remedy or, in Seller’s sole discretion, as applicable, waive compliance with the terms of this Section 6.9(b). In the event that no such protective order or other remedy is obtained, or that Seller waives compliance with the terms of this Section 6.9(b), Buyer or such Affiliate thereof will furnish only that portion of the Seller Confidential Information which Buyer or such Affiliate is advised by counsel is legally required and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such furnished Seller Confidential Information and will exercise its reasonable best efforts to obtain reasonable assurance that confidential treatment will be afforded such furnished Seller Confidential Information.
6.10    Financial Statements. Seller hereby covenants with and undertakes to Buyer that it shall use its commercially reasonable efforts to cooperate with Parent, at Parent’s cost, to permit Parent to prepare and file, in compliance with SEC reporting requirements (Rule 3-05 of Regulation S-X), a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement that includes audited financial statements and other financial data relating to Seller as of, and for the fiscal years ended, December 31, 2010 and 2011, including the interim period preceding the Closing Date. In addition, Seller hereby covenants with and undertakes to Buyer that it shall use its commercially reasonable efforts to cooperate with Parent, at Parent’s cost, to provide the information necessary for Parent’s preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X. Seller’s cooperation shall include access to (a) the Books and Records necessary to allow Parent to prepare financial statements meeting the requirements of Regulation S-X, and (b) Seller and its representatives for the purpose of preparing the financial statements required by Regulation S-X and related disclosures, and performing an audit, as needed, in accordance with GAAP. Seller hereby covenants with and undertakes to Buyer that it shall use its commercially reasonable efforts to cause its independent accountants to deliver such consents to the inclusion or incorporation by reference of its audit opinion with respect to including any financial statements of Seller in any registration statement, report or other filing of Parent with the SEC as may be required by the rules and regulations of the SEC, and Seller shall use its commercially reasonable efforts to cause representation letters, in form and substance reasonably satisfactory to Seller’s independent accountants, to be executed and delivered to such independent accountants in connection with obtaining any such consent from such independent accountants.
6.11    Responsibility for Tests Prior to and Following the Closing Date. Seller agrees that it shall transfer and deliver to Buyer, immediately upon the receipt thereof, any test orders in respect of any Assets or the Business that Seller receives (a) on or after the Closing Date, or (b) prior to the Closing Date for which Seller has not commenced performance as of the Closing Date. Buyer shall be permitted to audit Seller’s compliance with the foregoing requirement. Seller agrees that it shall have sole responsibility (including billing responsibility) with respect to any test not covered by clause (a) or (b) of the first sentence of this Section 6.11.
6.12    Validation. Seller and Parent shall use their commercially reasonable efforts to complete the Validation by the date that is two (2) months after the Closing Date.
6.13    Outstanding Obligations. Seller shall use its commercially reasonable efforts to pay in full, as promptly as possible after the Closing, the amounts set forth in Schedule 3.10(b).

ARTICLE 7
TERMINATION
7.1    Termination Events. This Agreement may be terminated prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Seller or Buyer, if the Closing has not taken place on or before October 1, 2012 (other than as a result of any failure on the part of the terminating party to comply with or perform its covenants and obligations under this Agreement);
(c)    by either Seller or Buyer if: (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order or shall have taken any other action having the effect of permanently restraining or otherwise prohibiting the transactions contemplated by the Transaction Documents; or (ii) any Law making illegal the transactions contemplated by the Transaction Documents shall have become effective;
(d)    by Seller if there is a material breach of any representation, warranty, covenant or obligation of Buyer pursuant to this Agreement; provided, however, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) on account of any breach which is curable by Buyer unless Buyer fails to cure such breach within fifteen (15) days after receiving notice of such breach; or
(e)    by Buyer if there is a material breach of any representation, warranty, covenant or obligation of Seller pursuant to this Agreement; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) on account of any breach which is curable by Seller unless Seller fails to cure such breach within fifteen (15) days after receiving notice of such breach.
7.2    Termination Procedures. If either Buyer or Seller is entitled and desires to terminate this Agreement pursuant to Section 7.1, it shall deliver to the other Party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.
7.3    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate and be of no further force or effect; provided, however, that: (a) no Party shall be relieved of any obligation or other Liability arising from any breach by such Party of any provision of this Agreement if this Agreement is terminated because of such breach; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.8 and 6.9, this Section 7.3 and Article 8.
ARTICLE 8
MISCELLANEOUS
8.1    Expenses. Except as otherwise set forth in this Agreement or any other Transaction Document, Seller and Buyer shall bear and pay all of their respective costs and expenses incurred by them in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
8.2    Waiver and Amendment. Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party. The waiver by any Party of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
8.3    Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, except that Buyer, on notice to Seller, shall be permitted to assign this Agreement to any Affiliate of Buyer without the consent of any Party (but no such assignment shall relieve Buyer of its obligations under this Agreement). This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective legal representatives, successors and permitted assigns.
8.4    Specific Performance. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the Parties may exercise their rights and obligations under this Agreement by a decree of specific performance issued by any court of competent jurisdiction. Each of the Parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. The foregoing remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
8.5    Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at following addresses:
If to Seller:
Axial Biotech, Inc.
2749 East Parleys Way, Suite 200
Salt Lake City, Utah 84109
Attn: John M. Climaco
Fax: (801) 994-1000
With a copy (which shall not constitute notice to Seller) to:
Climaco, Wilcox, Peca, Tarantino & Garofoli Co., L.P.A.
55 Public Square, Suite 1950
Cleveland, Ohio 44113
Attn: Thomas J. Tarantino, Esq.
Fax: 216-771-1632

If to Parent or TBIO Subsidiary:
Transgenomic, Inc.
12325 Emmet Street
Omaha, NE 68164
Attn: Craig J. Tuttle, President and Chief Executive Officer
Fax: 402-452-5461
With a copy (which shall not constitute notice to Parent to TBIO Subsidiary) to:
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attn: Jeffrey T. Hartlin, Esq.
Fax: 650-320-1904
or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section 8.5.
8.6    Governing Law; Jurisdiction and Venue. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Douglas, State of Nebraska. Each Party:
(a)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Douglas, State of Nebraska (and each appellate court located in the State of Nebraska), in connection with any legal proceeding;
(b)    agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 8.5 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
(c)    agrees that each state and federal court located in the County of Douglas, State of Nebraska, shall be deemed to be a convenient forum;
(d)    agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Douglas, State of Nebraska, any claim by either Buyer or Seller that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and
(e)    agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

provided that nothing herein shall prohibit any party from seeking to remove or transfer a legal action or legal proceeding from one permitted forum to another permitted jurisdiction if jurisdiction is otherwise proper and comports with the second sentence of this Section 8.6.
8.7    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
8.8    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated hereby, in which case the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
8.9    Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable document format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by e-mail transmission in portable document format (or similar format) shall be deemed to be their original signatures for all purposes.
8.10    No Third-Party Beneficiaries. Except as provided in Article 6, neither this Agreement nor any document delivered in connection with this Agreement, confers upon any Person who is not a Party any rights or remedies hereunder.
8.11    Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).
8.12    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
8.13    Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.
8.14    Entire Agreement; Exhibits and Schedules. This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the Parties and supersedes all other prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof, except for that certain Mutual Confidentiality Agreement, dated January 31, 2012, by and between Parent and Seller (the “Mutual Confidentiality Agreement”), which shall remain in full force and effect following the Closing.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.
SELLER:
AXIAL BIOTECH, INC.

By: /s/ John M. Climaco	Name: John M. Climaco Title: President and Chief Executive Officer
BUYER:
TRANSGENOMIC, INC.

By: /s/ Craig J. Tuttle	Name: Craig J. Tuttle Title: President and Chief Executive Officer
SCOLI ACQUISITION SUB, INC.

By: s/ Craig J. Tuttle	Name: Craig J. Tuttle Title: President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A
BILL OF SALE
This BILL OF SALE (this “Bill of Sale”) has been executed as of [●], 2012 by AXIAL BIOTECH, INC., a Delaware corporation (“Seller”).
1.    Definitions. Unless specifically designated otherwise, capitalized terms used in this Bill of Sale shall have the meanings given them in that certain Asset Purchase Agreement by and among Seller, TRANSGENOMIC, INC., a Delaware corporation (“Parent”), and SCOLI ACQUISITION SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Subsidiary” and, together with Parent, hereinafter referred to as “Buyer”), dated as of [●], 2012 (as may be amended or restated from time to time, the “Purchase Agreement”).
2.    Sale of Assets. Subject to the terms, conditions and limitations set forth in the Purchase Agreement, Seller, as of the Closing for valuable consideration, the receipt of which is hereby acknowledged, hereby sells, assigns, grants and conveys all of its right, title and interest in, under and to all of the Assets to Subsidiary, its successors and assigns, to its and their own use and benefit, forever, including without limitation the following:
(a)    complete data files, validation reports, research and development data and operating instructions for Seller’s Scoliscore Assay (current and historical);
(b)    copies of all files, pdfs, photography and print files for all marketing materials of Seller related to the Scoliscore Assay;
(c)    all patient samples, with full supporting data (current and historical), used in the discovery and validation of the Scoliscore Assay;
(d)    all information for the extending SNPs that expand the ethnic extensions of the Scoliscore Assay (described as the “Scoliscore 2.0 assay” in due diligence conversations between Seller and Buyer);
(e)    the complete configuration file, with validation information and documentation, for the Scoliscore Assay Uniconnect operating file;
(f)    copies of all publications, draft publications, previous publications whether published or not, with respect to the Scoliscore Assay;
(g)    complete customer list from all customers that have ordered a test result or received test results from Seller in connection with the Scoliscore Assay from the commencement of Seller’s commercial operations;
(h)    complete sales history for the Scoliscore Assay completed and reported at or prior to the Closing;

(i)    copies of any consulting or key opinion leader agreements of Seller related to the Scoliscore Assay;
(j)    all trademarks and other intellectual property of Seller related to the Business, including, without limitation, all embodiments thereof, and all manuals, notes, files, data and other materials relating to such intellectual property, excluding the trademarks and intellectual property listed on Schedule 1.1(a) of the Purchase Agreement;
(k)    the phone numbers, facsimile numbers, website addresses, e-mail addresses and video set forth on Schedule 1.1(b) of the Purchase Agreement;
(l)    all other assets, properties and rights of every kind, nature, character and description owned or used by Seller (other than the Excluded Assets) in connection with the Business, including: (i) the Books and Records; (ii) all advances, pre-paid expenses and credits of Seller; (iii) all work-in-process; (iv) all Permits held by Seller, but only to the extent that they are assignable or transferable; (v) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller; (vi) all goodwill and going concern value of the Business; and (vii) all rights to, but no liability or obligation arising out of or relating to, all Claims available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, but only to the extent relating to or arising out of the assets owned or used by Seller in connection with the operation of the Business, including the assets referenced in this clause and the foregoing clauses “(a)” through “(k)”.
3.    Miscellaneous. This Bill of Sale has been executed to implement the Purchase Agreement and nothing contained herein shall be deemed or construed to impair or alter any of the provisions of the Purchase Agreement. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall control.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale on the date first above written.

“Seller”
AXIAL BIOTECH, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Bill of Sale]

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2012 (the “Closing Date”), by and among TRANSGENOMIC, INC., a Delaware corporation (“Parent”), SCOLI ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Subsidiary,” and together with Parent, hereinafter referred to as “Buyer); AXIAL BIOTECH, INC., a Delaware corporation (“Seller”); and JPMORGAN CHASE BANK, NA, a national banking association (the “Escrow Agent”). Buyer and Seller are each sometimes referred to herein individually as “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Purchase Agreement (as defined below) for reference between the Parties. All capitalized terms with respect to the duties and obligations of the Escrow Agent shall be defined herein.
RECITALS
WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of August [●], 2012 (the “Purchase Agreement”);
WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to acquire from Seller and Seller has agreed to sell to Buyer the Assets used in the Business; and
WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement and the deposit by (a) Seller with the Escrow Agent of certain documents in respect of the Purchase Agreement simultaneously with the execution of this Agreement; and (b) Buyer with the Escrow Agent of an aggregate amount of $100,000 of cash (the “Escrow Amount,” and together with any interest from time to time earned thereon, and reduced by any subsequent disbursements, amounts withdrawn or losses on investments, the “Escrow Fund”), upon the Validation (as defined in the Purchase Agreement), which Escrow Fund is to be used to secure rights to indemnification, compensation, reimbursement and payment of Buyer and its officers, directors, employees and authorized agents and their successors and permitted assigns.
NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
1.    Establishment of Document Deposit and Escrow Fund.
(a)    Escrow of Documents. Simultaneous with the execution and delivery of this Agreement, Seller is depositing with the Escrow Agent a sealed envelope (“Document Deposit”) bearing the signature of an Authorized Representative of Seller. Seller certifies to Buyer and the Escrow Agent that the Document Deposit contains an original: (i) payoff letter, executed by Oxford Finance LLC, in the form attached as EXHIBIT A to this Agreement; (ii) completed UCC financing statement amendment, in the form attached as EXHIBIT B to this Agreement, (iii) payoff letter, executed by Bioventus LLC, in the form attached as EXHIBIT C to this Agreement; (iv) completed UCC financing statement amendment, in the form attached as EXHIBIT D to this Agreement; (v)

payoff letter, executed by Atel Ventures, Inc., in the form attached as EXHIBIT E to this Agreement; and (vi) completed UCC financing statement amendment, in the form attached as EXHIBIT F to this Agreement. The Escrow Agent will acknowledge receipt of the Document Deposit via email to the Parties, upon Escrow Agent’s receipt of such sealed envelope. The Escrow Agent shall have no duty to validate the contents and/or value of said sealed envelope. The Document Deposit shall be held and released by the Escrow Agent in accordance with the terms of this Agreement. The Escrow Agent shall store the Document Deposit in its usual safekeeping facility and will have no duty to keep it in an environmentally controlled area. The Escrow Agent shall have no liability for any damage to the Document Deposit, including damage caused by environmental conditions, such as heat or moisture, or by exposure to magnetic materials. The Escrow Agent shall hold the Document Deposit in escrow and shall not be authorized to release the Document Deposit except in accordance with this Agreement.
(b)    Deposit of Escrow Amount. Within ten (10) days following completion of the Validation, Buyer will deposit with the Escrow Agent cash in an amount equal to the Escrow Amount in immediately available funds as well as provide email notification to the Escrow Agent including the wire reference number. The Escrow Agent will acknowledge receipt of the Escrow Amount via email notification to Buyer and Seller within one (1) Business Day (as defined below) following the receipt thereof. The Escrow Fund shall be held and released by the Escrow Agent in accordance with the terms of this Agreement. The Escrow Agent shall hold the Escrow Fund in escrow and shall not be authorized to release the Escrow Fund except in accordance with this Agreement.
(c)    Release of Document Deposit.

(i)
Within three (3) Business Days after the Escrow Agent’s receipt of the Escrow Amount from Buyer and written notice from Seller, in the form attached as EXHIBIT G to this Agreement, that the payments required under Section 2.2(a) through (d) of the Purchase Agreement have been made by Buyer and received by the respective payees thereunder (“Seller Notice”), the Escrow Agent shall release and distribute the Document Deposit from the escrow to Parent at the address set forth in Section 10(b) via a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. As between Buyer and Seller, within one (1) Business Day of Seller’s receipt of (a) the payment required under Section 2.2(a) of the Purchase Agreement and (b) evidence that the payments required under Sections 2.2(b) through (d) of the Purchase Agreement have been made by Buyer to the respective payees thereunder, by delivery of fed reference numbers, wire transfer confirmations or otherwise, Seller shall deliver the Seller Notice, executed by Seller, to the Escrow Agent.

(ii)
In the event that the Escrow Agent has not received the Escrow Amount and Seller Notice by 5:00 p.m. Pacific Time (“PT”) on November 15, 2012, then, on the following Business Day, the Escrow Agent shall release and distribute the Document Deposit from the escrow to Seller at the address set forth in

Section 10(b) via a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.

(iii)
Subject to Section 1(d), as between Buyer and Seller, Buyer and Seller hereby agree that in the event of any conflict between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

(d)    Appointment of Escrow Agent. Buyer and Seller hereby appoint and designate the Escrow Agent to serve as escrow agent to receive, hold, invest and disburse the Document Deposit and the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent hereby agrees to act as escrow agent and to accept delivery of, and hold, safeguard and disburse the Document Deposit and the Escrow Fund pursuant to the terms and conditions hereof. The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent has no knowledge of, nor any requirement to comply with, the terms and conditions of any other agreement (including the Purchase Agreement) between the Parties, nor shall the Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent. The Escrow Agent shall have no duty to solicit any payments or deposits which may be due it or the Escrow Fund, including, without limitation, the Escrow Amount or the Document Deposit, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts or documents deposited with it hereunder.
(e)    Transferability. The interest of Seller in the Document Deposit and the Escrow Fund shall not be assignable or transferable, other than by operation of law (in which case, the portion of the Document Deposit or the Escrow Fund so assigned or transferred shall continue to be bound by the terms of this Agreement). No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer and shall also be subject to the consent of the Escrow Agent after conducting an identity verification review and other procedures required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).
(f)    Document Deposit; Escrow Fund. The Parties agree that the Document Deposit and the Escrow Fund shall not be pledged as collateral or security to any creditor of Seller or any of its affiliates. The Escrow Agent shall hold and safeguard the Document Deposit and the Escrow Fund until all amounts held therein have been released pursuant to Section 4. Notwithstanding the foregoing, if the Document Deposit or any of the Escrow Fund shall be attached, garnished, levied upon or otherwise be subject to any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and the Escrow Agent shall provide Parent and Seller as much advance written notice as is reasonably practicable thereof; provided that advance notice will only be provided if the amount to be disbursed is greater than $4,000. In the event the Escrow Agent obeys or complies with any judicial process or court order following Parent’s and Seller’s receipt of such advance written notice required by the preceding sentence, it shall not be liable to any Party or to any other person by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such court order.
(g)    Investment of Escrow Fund. The Escrow Agent shall invest and reinvest all cash funds held from time to time as part of the Escrow Fund in a Cash Compensation Account (“Cash Compensation Account) or a successor or similar investment offered by the Escrow Agent. Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of monies held in the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein, and the Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of Seller to give the Escrow Agent instructions to invest or reinvest the Fund.
(f)    The Escrow Agent shall furnish Parent and Seller with a monthly account statement detailing the activity of, and transactions executed with respect to, the Escrow Fund, within five (5) days after the end of such month.
2.    Administration of Escrow Fund. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Fund as follows:
(a)    If any of Parent or Subsidiary or any officer, director, employee or authorized agent or successor or permitted assign of Parent or Subsidiary (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) has or claims to have incurred or suffered any debts, liabilities, obligations, losses, damages, costs and expenses (including, interest and prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable consultants’ and attorneys’ fees and expenses, judgments, settlements and assessments totaling more than $25,000 (“Losses”) for which it is or may be entitled to indemnification or reimbursement under the Purchase Agreement, Parent shall, on behalf of such Buyer Indemnified Party, deliver a written claim notice (a “Claim Notice”) to the Escrow Agent, with a copy to Seller, no later than 11:59 p.m. PT on the last Business Day immediately prior to the Escrow Fund Release Date, as defined in Section 4 below. Each Claim Notice shall state or provide (i) that such Buyer Indemnified Party believes that it is entitled to indemnification or reimbursement pursuant to Article 6 of the Purchase Agreement, (ii) a description of the circumstances supporting the basis for such Buyer Indemnified Party’s belief that it is entitled to indemnification or reimbursement under Article 6 of the Purchase Agreement, and (iii) a non‑binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses incurred or reasonably expected to be incurred by such Buyer Indemnified Party (the “Claimed Amount”).

(b)    By 5:00 p.m. PT on the tenth (10th) day, or if such day is not a Business Day, by 8:00 a.m. PT on the following Business Day, after Escrow Agent’s receipt of a Claim Notice, Seller shall deliver to the Escrow Agent, with a copy to Parent, a written response (the “Response Notice”) in which Seller: (i) agrees that an amount of cash equal to the full Claimed Amount, not to exceed the Escrow Fund, may be released from the Escrow Fund to the Buyer Indemnified Party; (ii) agrees that an amount of cash equal to part, but not all, of the Claimed Amount, not to exceed the Escrow Fund, may be released from the Escrow Fund to the Buyer Indemnified Party; or (iii) indicates that no part of the Escrow Fund may be released from the Escrow Fund to the Buyer Indemnified Party in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Buyer Indemnified Party pursuant to the Response Notice, which determination shall be made in good faith by Seller, shall be the “Contested Amount.” If a Response Notice is not received by the Escrow Agent by 5:00 p.m. PT on the last day of such ten (10)-day period, or if such a day is not a Business Day, by 8:00 a.m. PT on the following Business Day, then Seller shall be conclusively deemed to have agreed that an amount of cash equal to the full Claimed Amount, up to the full Escrow Fund, shall be released to the Buyer Indemnified Party from the Escrow Fund.
(c)    If Seller delivers a Response Notice agreeing that an amount of cash equal to the full Claimed Amount may be released from the Escrow Fund to the Buyer Indemnified Party, or if Seller does not deliver a Response Notice on a timely basis in accordance with Section 2(b), the Escrow Agent shall within two (2) Business Days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice within the required ten (10)‑day period, within two (2) Business Days following the expiration of the ten (10)‑day period referred to in Section 2(b)), deliver to such Buyer Indemnified Party such amount of cash equal to the Claimed Amount, up to the full Escrow Fund.
(d)    If Seller delivers a Response Notice agreeing that an amount of cash equal to less than the full Claimed Amount may be released from the Escrow Fund to the Buyer Indemnified Party (the “Agreed Amount”), the Escrow Agent shall, within two (2) Business Days following the receipt of such Response Notice, deliver to such Buyer Indemnified Party an amount of cash equal to the Agreed Amount, up to the full Escrow Fund. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice and the remaining amount shall be the Contested Amount as provided in Section 2(b).
(e)    If Seller delivers a Response Notice indicating that there is a Contested Amount, Seller and the Buyer Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount within ten (10) Business Days of Parent’s receipt of such Response Notice (the “Negotiation Period”). If the Buyer Indemnified Party and Seller resolve such dispute, such written resolution shall be binding on Seller and such Buyer Indemnified Party, and a settlement agreement shall be signed by an Authorized Representative of Parent (on behalf of such Buyer Indemnified Party) and an Authorized Representative of Seller and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release an amount of cash from the Escrow Fund in accordance with such settlement agreement. Unless and until the Escrow Agent receives written notice that any such dispute has been resolved by the Buyer Indemnified Party and Seller, the Escrow Agent may assume without inquiry that such dispute has not been resolved. If the Buyer Indemnified Party and Seller fail to reach agreement by the end of the Negotiation Period, each Party shall be entitled to its legal remedies in accordance with this Agreement and the Purchase Agreement and the Escrow Agent shall continue to hold such Contested Amount in escrow in accordance with the terms of this Agreement.
(f)    The Escrow Agent shall release an amount of cash from the Escrow Fund in connection with any Contested Amount within two (2) Business Days after the delivery to it of: (i) a copy of a settlement agreement executed by Parent and Seller setting forth instructions to the Escrow Agent as to the amount of cash to be released from the Escrow Fund with respect to such Contested Amount; or (ii) a certified copy of a final and non-appealable binding order, decree or judgment issued or rendered by a court of competent jurisdiction or a certified copy of a final, non-appealable arbitration award from the prevailing Party along with a certification from its counsel attesting to the finality and binding nature of the final order or arbitration award, that instructs the Escrow Agent as to the resulting disbursement of the Escrow Fund specified therein, in each case, plus any interest or earnings earned on any portion of the amount to be distributed.
(g)    Notwithstanding anything to the contrary herein, any release of funds by the Escrow Agent to a Buyer Indemnified Party pursuant to this Section 2 shall be made to Parent (for distribution to the Buyer Indemnified Party in accordance with such Buyer Indemnified Party’s instructions).
(h)    The Escrow Agent may rely conclusively on any Claim Notice it receives hereunder. The Escrow Agent shall have no responsibility to determine whether any Claim Notice satisfies the conditions set forth in the Purchase Agreement for making an indemnification claim, including whether there is a basis for making a claim, whether the claim is set forth in sufficient detail, or that a copy of the Claim Notice was sent to or received by Seller, or that a Response Notice was sent to or received by the Parent or any Buyer Indemnified Party.
(i)    Buyer and Seller each agree to deliver Claim Notices and Response Notices to the other Party in the same manner and at the same time as delivery to the Escrow Agent. If delivery of a Claim Notice or Response Notice is made to the Escrow Agent by electronic mail, delivery must also be made to Buyer or Seller, respectively, by another method in accordance with Section 10(b).
3.    Form of Notices and Instructions.
(a)    Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Fund (including without limitation, Claim Notices and Response Notices), must be in writing executed by the appropriate Party as evidenced by the signatures of one of their designated persons as set forth in EXHIBIT H (each an “Authorized Representative”), and delivered to the Escrow Agent in accordance with the notice provisions set forth in Section 10(b). No instruction for or related to the transfer or distribution of the Escrow Fund shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day in accordance with the notice provisions of Section 10(b). The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Fund if delivered to any other address, fax number or email address of any employee of the Escrow Agent.
(b)    The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.
(c)    The Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.
4.    Release of Escrow Fund. Except as otherwise provided herein, on the first Business day following the date that is twelve (12) months after the Closing Date (the “Escrow Fund Release Date”), the Escrow Agent shall distribute to Seller in accordance with written instructions delivered to the Escrow Agent from Seller, the cash (or other property) comprising the Escrow Fund not otherwise distributed to the Buyer Indemnified Parties pursuant to Section 2 or retained in the Escrow Fund. Notwithstanding the foregoing, if prior to the Escrow Fund Release Date, Parent has given a Claim Notice on behalf of any Buyer Indemnified Party containing a claim which has not been resolved prior to such date in accordance with Section 2, the Escrow Agent shall retain and safeguard the Escrow Fund after the Escrow Fund Release Date an amount of cash equal to the amount described in the Claim Notice.
5.    Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Parties that it will perform all of its obligations under this Agreement and will not deliver custody or possession of the Document Deposit or any of the Escrow Fund to anyone except pursuant to the express terms of this Agreement.
6.    Fees and Expenses of Escrow Agent. The Parties agree to pay the Escrow Agent upon execution of this Agreement, and Escrow Agent shall be entitled to receive from time to time, fees in accordance with EXHIBIT I. In accordance with EXHIBIT I, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. Fifty percent (50%) of all reasonable and documented fees and expenses of the Escrow Agent shall be paid by Parent and fifty percent (50%) of all reasonable and documented fees and expenses shall be paid by Seller.
7.    Limitation of Escrow Agent’s Liability.
(a)    Buyer and Seller agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Escrow Agent Indemnitees”) from and against any and all all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (i) the Escrow Agent’s performance of this Agreement, except to the extent that such Escrow Agent Losses are determined by a court of competent jurisdiction through a final order to have been caused by the gross negligence, willful misconduct, or bad faith of such Escrow Agent Indemnitee; and (ii) the Escrow Agent’s following any instructions or directions, whether joint or singular, from Seller or Buyer received in accordance with this Agreement. Buyer and Seller hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Escrow Agent Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Fund for its own account or for the account of an Escrow Agent Indemnitee any amounts due to the Escrow Agent or to an Escrow Agent Indemnitee under Section 6 or Section 7. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
(b)    The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s gross negligence, willful misconduct or bad faith are determined by a court of competent jurisdiction through a final order to have been the cause of any direct loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through its affiliates. In the event the Escrow Agent receives instructions, claims or demands from any Party which conflict with the provisions of this Agreement, or if the Escrow Agent receives conflicting instructions from the Parties, the Escrow Agent shall be entitled either to (i) refrain from taking any action until it shall be given a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or by a final court order, or (ii) file an action in interpleader. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
8.    Termination. The terms of this Agreement shall terminate on the Escrow Fund Release Date or, if earlier, upon the release by the Escrow Agent of the Document Deposit and the entire Escrow Fund in accordance with this Agreement; provided, however, that if on or prior to the Escrow Fund Release Date, the Escrow Agent has received from Parent a Claim Notice in accordance with the terms and requirements set forth in Section 2 and elsewhere herein, setting forth a claim that has not been resolved by the Escrow Fund Release Date, then this Agreement shall continue in full force and effect with respect to that portion of the Escrow Fund necessary to resolve such claim for the purpose of resolving such unresolved claim until such claim has been resolved and the retained amount released in accordance with this Agreement. Notwithstanding the foregoing, in no event shall this Agreement cease to remain in full force and effect until such time as all assets deposited hereunder have been distributed by the Escrow Agent per its terms.
9.    Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. In addition, the Escrow Agent may be removed at any time, with or without cause, upon thirty (30) days’ prior written notice delivered to the Escrow Agent and executed by both Parent and Seller. Such resignation or removal shall take effect not less than thirty (30) days after notice is given to all Parties. In such event, Parent may appoint, with the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, a successor Escrow Agent, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000 (unless otherwise agreed by the Parties in writing), that will be an unrelated third party with respect to each of Buyer and Seller. If Parent fails to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any appointment of a successor escrow agent shall be binding upon Buyer and Seller and no appointed successor escrow agent shall be deemed to be an agent of the Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and Seller as to the transfer of the Document Deposit and the Escrow Fund to a successor escrow agent, at which time the Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.
10.    Miscellaneous.
(a)    Waiver and Amendment. Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party and the Escrow Agent. The waiver by any Party of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
(b)    Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at following addresses:

if to Parent or Subsidiary:

Transgenomic, Inc.
12325 Emmet Street
Omaha, NE 68164
    Attention: Craig J. Tuttle, President and Chief Executive Officer
    Fax no.: 402-452-5461
Email Address: CTuttle@Transgenomic.com

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
Attention: Jeffrey T. Hartlin, Esq.
Fax no.: 650-320-1904
Email Address: jeffhartlin@paulhastings.com

if to Seller:

Axial Biotech, Inc.
    2749 East Parleys Way, Suite 200
Salt Lake City, Utah 84109
Attn: John M. Climaco
Fax: (801) 994-1000
Email Address: JClimaco@Axialbiotech.com

with a mandatory copy to (which copy shall not constitute notice):

Climaco, Wilcox, Peca, Tarantino & Garofoli Co., L.P.A.
55 Public Square, Suite 1950
Cleveland, Ohio 44113
Attn: Thomas J. Tarantino
Fax no.: 216-771-1632
Email Address: tjtara@climacolaw.com

if to the Escrow Agent:

JPMorgan Chase Bank, N.A.
Escrow Services
333 S. Grand Ave, 36th Floor
Los Angeles, CA 90071]
Attention: Barbara Mitchell
Fax No.: 213-621-8090
Email Address: wc.escrow@jpmorgan.com

or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section 10(b).
Notwithstanding anything to the contrary in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Document Deposit or the Escrow Fund, must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties and delivered to the Escrow Agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth above. No instruction for or related to the transfer or distribution of the Document Deposit or the Escrow Fund shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth above and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Document Deposit or the Escrow Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of the Escrow Agent. The Parties each acknowledge that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Parties, without a verifying call-back as set forth below:
Parent:

Bank name: Silicon Valley Bank
        Bank Address: 3003 Tasman Drive, Santa Clara, CA 95054
ABA number: 121140399
        Account name: Transgenomic, Inc.
Account number: 3300402888

Seller:

Bank name: Wells Fargo Bank
    Bank Address: 299 S. Main St., SLC, UT, 84111
ABA number: 124002971
    Account name: Axial Biotech, Inc.
Account number: 6528319673

In the event any funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, the Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives of such Party, and the Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by the Authorized Representatives of the applicable Party and actually received by the Escrow Agent via facsimile or as a PDF attached to an email. Except as set forth in this Section 10(b), no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone call back. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties and confirmed by an Authorized Representative.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.

The Parties acknowledge that the security procedures set forth in this Agreement are commercially reasonable.

The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations.

(c)    Construction. All article, section, subsection, schedule and exhibit references herein are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate; (b) the words “includes” or “including” shall mean “including without limitation”; and (c) the words “hereof”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.
(d)    Counterparts. This Agreement, and any joint instructions from the Parties, may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by e-mail transmission in PDF (or similar format) shall be deemed to be their original signatures for all purposes.
(e)    Entire Agreement. This Agreement, including the exhibits attached hereto, and the other agreements referred to herein constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

(f)    No Third-Party Beneficiaries. Except as expressly provided herein, neither this Agreement nor any document delivered in connection with this Agreement, confers upon any Person who is not a Party any rights or remedies hereunder.
(g)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated hereby, in which case the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
(h)    Governing Law; Venue. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each Party:

(i)
expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware), in connection with any legal proceeding;

(ii)
agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 10(b) shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)	agrees that each state and federal court located in the State of Delaware, shall be deemed to be a convenient forum;

(iv)
agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim by either Buyer or Seller that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(v)	agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

provided that nothing herein shall prohibit any party from seeking to remove or transfer a legal action or legal proceeding from one permitted forum to another permitted jurisdiction if jurisdiction is otherwise proper and comports with the second sentence of this Section 10(h).
(i)    Waiver of Immunity. To the extent that in any jurisdiction any party to this Agreement may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such party shall not claim, and hereby irrevocably waives, such immunity.
(j)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(k)    Attorneys’ Fees. It is agreed between the Buyer and Seller, if any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).
(l)    Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.
(m)    Assignment and Successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties and the Escrow Agent, except that Parent may, without obtaining the consent of any Party, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Parent, subject to such assignee’s compliance with Patriot Act requirements and the consent of the Escrow Agent, but no such assignment shall relieve Parent of its obligations under this Agreement). This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective legal representatives, successors and permitted assigns.
(n)    Tax Reporting Information and Certification of Tax Identification Numbers. The Parties agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable and reportable to Seller as income earned from the Escrow Amount by Seller whether or not said income has been distributed during such year. Seller agrees to provide the Escrow Agent with certified tax identification numbers for Seller by completing, signing and returning a Form W-9 and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent prior to the execution of this Agreement. The Parties understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service. The sole tax reporting obligation of the Escrow Agent shall be to file form 1099 INT with the Internal Revenue Service with respect to interest earnings paid to Seller and to provide a copy thereof to Seller. The Parties hereby represent to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority; and (iii) no other tax reporting of any kind is required given the underlying transaction giving rise to this Agreement.
(o)    Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Parties may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly caused this Escrow Agreement to be executed as of the date first above written.

“Seller”	“Parent”

AXIAL BIOTECH, INC., a Delaware corporation	TRANSGENOMIC, INC., a Delaware corporation

By:__________________________________ Name: Title:	By:__________________________________ Name: Craig J. Tuttle Title: President and Chief Executive Officer

“Escrow Agent”	“Subsidiary”

JPMORGAN CHASE BANK, NA, a national banking association	SCOLI ACQUISITION SUB, INC., a Delaware corporation

By:__________________________________ Name: Title: Vice President	By:__________________________________ Name: Craig J. Tuttle Title: President

EXHIBIT C

NONCOMPETITION AND NONSOLICITATION AGREEMENT
THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of [Ù], 2012, by and among AXIAL BIOTECH, INC., a Delaware corporation (“Seller”), TRANSGENOMIC, INC., a Delaware corporation (“Buyer Parent”), and SCOLI ACQUISITION SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer Subsidiary” and, together with Parent, “Buyer”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, Seller, Buyer Parent and Buyer Subsidiary have entered into that certain Asset Purchase Agreement, dated as of August [Ù], 2012 (the “Purchase Agreement”);
WHEREAS, in connection with and as a condition to the consummation of the sale by Seller of the Assets to Buyer pursuant to the Purchase Agreement (the “Sale”), and to enable Buyer to secure more fully the benefits of the Sale, Buyer has required that Seller enter into this Agreement; and
WHEREAS, Seller believes that the restrictions set forth in this Agreement are just and reasonable in light of the Sale and is entering into this Agreement in order to induce Buyer to consummate the Sale and the other transactions contemplated by the Transaction Documents.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.    DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:
1.1     “Business” shall mean the business of producing prognostic tests for adolescent idiopathic scoliosis through Seller’s Scoliscore assay.
1.2    “Competitive Business” shall mean any business, whether conducted within or outside of the United States, that competes, either directly or indirectly, with the Business. For the avoidance of doubt, subject to the terms of the Purchase Agreement, the term “Competitive Business” does not include the development and sale of therapeutic or pharmacological products or solutions for scoliosis or the development and sale of diagnostic or predictive tests for any other diseases, including, without limitation, any other spinal disorders or diseases.
1.3     “Noncompetition Period” shall mean the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date; provided, however, that in the event of any breach by either Seller or any of its Affiliates or Representatives of any provision of this Agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

1.4    “Representatives” shall mean officers, directors, employees and agents.
1.5     “Specified Individual” shall mean any individual who: (i) is or was an employee or consultant of Seller that, on the Closing Date or at any time during the one hundred eighty (180) day period ending on the Closing Date, provided services to Seller in connection with the Business or the Assets; or (ii) is an employee or consultant of Buyer or its Affiliates at any time during the Noncompetition Period.
2.    RESTRICTION ON COMPETITION. Seller agrees that, during the Noncompetition Period, it shall not, and shall not permit any of its Affiliates or Representatives to: (i) manage, control, participate in, invest in, render services or advice to, consult with, or otherwise engage or participate in, directly or indirectly, a Competitive Business; or (ii) directly or indirectly be or become an Affiliate, Representative, licensor, sublicensor, licensee or sublicensee of, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages, directly or indirectly, in a Competitive Business; provided, however, that Seller may, without violating the restrictions set forth in this Section 2, own, as a passive investment, shares of capital stock of a publicly held corporation that engages in a Competitive Business if (a) such shares are actively traded on an Exchange, (b) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Seller, and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Seller’s Affiliates and Representatives collectively represent less than two percent (2%) of the total number of shares of such corporation’s outstanding capital stock and (c) neither Seller nor any of its Affiliates or Representatives is otherwise associated directly or indirectly with such corporation or with any Affiliate or Representative of such corporation.
3.    NO HIRING OR SOLICITATION OF SPECIFIED INDIVIDUALS. Seller agrees that, during the Noncompetition Period, it shall not, and shall not permit any of its Affiliates or Representatives to: (i) hire any Specified Individual; or (ii) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) any Specified Individual to leave his or her employment with Buyer or any of its Affiliates.
4.    NONDISPARAGEMENT. Seller agrees that, during the Noncompetition Period, it shall not make any written or oral statements or disclosures, or cause or encourage any of its Affiliates or Representatives to make any written or oral statements or disclosures, that defame, disparage or in any way criticize the Business or the reputation, practices or conduct of Buyer or any of its Affiliates or Representatives; provided, however, that any statements or disclosures made by Seller or any of its Affiliates or Representatives in asserting any legal claims against, or defending any legal claims by, Buyer or any of Buyer’s Affiliates or Representatives shall not be deemed a breach of this Section 4.
5.    REASONABLENESS OF COVENANTS. The Parties expressly acknowledge and agree that the character, duration and geographical scope of the restrictive covenants set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof, including, without limitation, Seller’s substantial economic interest in the transactions contemplated by the Transaction Documents and that Seller has operated the Business throughout the United States and has contacts throughout the United States. Without limiting the generality of the foregoing, if any court determines that any of the restrictive covenants contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such covenant, the Parties agree that it would serve the mutual intent of the Parties if such court would modify the duration or scope of such provision so that such provision, in its modified form, shall then be enforceable to the maximum extent permitted by applicable law.

6.	MISCELLANEOUS.
6.1    Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
6.2    Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at following addresses (or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section  6.2):
If to Seller:
Axial Biotech, Inc.
2749 East Parleys Way, Suite 200
Salt Lake City, Utah 84109
Attn: John M. Climaco
Fax: (801) 994-1000
With a copy to (which shall not constitute notice to Seller):
Climaco, Wilcox, Peca, Tarantino & Garofoli Co., L.P.A.
55 Public Square, Suite 1950
Cleveland, Ohio 44113
Attn: Thomas J. Tarantino
Fax: 216-771-1632
If to Buyer Subsidiary or Buyer Parent:
Transgenomic, Inc.
12325 Emmet Street
Omaha, NE 68164
Attn: Craig J. Tuttle, President and Chief Executive Officer
Fax: 402-452-5461
With a copy to (which shall not constitute notice to Buyer Subsidiary or Buyer Parent):
Paul Hastings LLP
1117 S. California Avenue

Palo Alto, CA 94304
Attn: Jeffrey T. Hartlin, Esq.
Fax: 650-320-1904
Notwithstanding the foregoing, the Parties expressly acknowledge and agree that, for purposes of delivering any notice pursuant to this Agreement: (i) any such notice delivered to either Buyer Subsidiary or Buyer Parent in accordance with this Section 6.2 shall be deemed to have been delivered to both Buyer Subsidiary and Buyer Parent; and (ii) any such notice given by either Buyer Subsidiary or Buyer Parent in accordance with this Section 6.2 shall be deemed to have been given by both Buyer Subsidiary and Buyer Parent.

6.3    Headings. The bold-face headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
6.4    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.
6.5    Successors and Assigns. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, except that Buyer, on notice to Seller, shall be permitted to assign this Agreement to any Affiliate of Buyer without the consent of any party (but no such assignment shall relieve Buyer of its obligations under this Agreement). This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective legal representatives, successors and permitted assigns.
6.6    Specific Performance. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the Parties may exercise their rights and obligations under this Agreement by a decree of specific performance issued by any court of competent jurisdiction. Each of the Parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. The foregoing remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
6.7    Modification; Waiver. Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party. The waiver by any Party of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

6.8    Severability. Subject to the provisions of Section 5, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated hereby, in which case the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
6.9    Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.
6.10    Entire Agreement. This Agreement, together with each of the other Transaction Documents and the schedules and exhibits thereto, constitutes the entire agreement among the Parties and supersedes all other prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have duly executed this NONCOMPETITION AND NONSOLICITATION AGREEMENT as of the date first set forth above.

BUYER PARENT: TRANSGENOMIC, INC. By: Name: Craig J. Tuttle Title: President and Chief Executive Officer

BUYER SUBSIDIARY: SCOLI ACQUISITION SUB, INC. By: Name: Craig J. Tuttle Title: President

SELLER: AXIAL BIOTECH, INC. By: Name: Title:

EXHIBIT D
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of September [●], 2012, is made and entered into by and among Axial Biotech, a Delaware corporation (“Seller”), Transgenomic, Inc., a Delaware corporation (“Parent”), and Scoli Acquisition Sub, Inc., a Delaware corporation (“Buyer Subsidiary” and, together with Parent, “Buyer”). Buyer and Seller are referred to herein collectively as the “Parties” and each, a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Asset Purchase Agreement (as defined below).
RECITALS
WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of August 27, 2012, by and among Seller, Parent and Buyer Subsidiary (the “Asset Purchase Agreement”), Seller will sell to Buyer the Assets used in the Business (the Business subsequent to such sale, the “Transferred Business”);
WHEREAS, in connection with the Asset Purchase Agreement, and as a condition to Closing, and to enable Buyer to secure more fully the benefits of acquiring the Assets, Buyer has required that Seller enter into this Agreement;
WHEREAS, Buyer desires that Seller, or one or more of its Affiliates, continue to provide certain services during a limited transitional period in order to facilitate the orderly transfer of the Assets with minimal disruption to the Transferred Business following the Closing; and
WHEREAS, Seller has agreed to perform or to cause one or more of its Affiliates to perform the Transition Services (defined below) for the Transferred Business on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
SERVICES
Section 1.1 Services. Under the terms and conditions of this Agreement, Seller shall, or shall cause one or more of its Affiliates to, provide to Buyer each of the services set forth on EXHIBIT A hereto (each a “Transition Service” and, collectively, the “Transition Services”) for the period set forth opposite each such Transition Service on EXHIBIT A hereto (which period shall run from the Closing

Date) or, if earlier, until the termination of such Transition Service pursuant to Section 1.3 or the termination of this Agreement, whichever occurs first.
Section 1.2 Standard of Performance. Subject to the terms of this Agreement, Seller shall use reasonable diligence and care in performing the Transition Services and shall perform the Transition Services in a professional manner that is substantially consistent in all material respects, including, without limitation, in terms of quality, service levels, cost-effectiveness, and time schedules, and using no less than that degree of effort, skill, diligence, and care that it or any of its Affiliates have used in performing the Transition Services on behalf of the Transferred Business for the twelve (12) month period prior to Closing. At a minimum, Seller shall perform (and cause its Affiliates to perform) the Transition Services in a timely and professional manner and in accordance with industry standards for services of the type performed. Seller shall comply (and cause its Affiliates to comply) with all applicable laws, including, but not limited to, foreign, international, multinational, applicable federal, state and local laws and regulations, and shall obtain all applicable permits and licenses, in connection with its obligations under this Agreement. Nothing in this Agreement shall require Seller to favor the Transferred Business over its own businesses or those of any of its Affiliates. Seller may subcontract the performance of the Transition Services to any Affiliate of Seller, or, with Buyer’s prior written consent, any Person that is not its Affiliate, provided that (a) Seller subcontracts the performance of the same services provided for itself or its Affiliates, and (b) Seller shall remain responsible for compliance of such subcontractor in accordance with the terms and conditions of this Agreement.
Section 1.3 Discontinuation of Services.
(a)     Buyer may discontinue any or all Transition Services by giving Seller at least ten (10) days’ prior written notice (except where a shorter notice is set forth on EXHIBIT A hereto or agreed to in writing by the Parties), which notice shall identify the particular Transition Service to be discontinued and the effective date as of which any such Transition Services indicated in such notice shall be discontinued. If Buyer discontinues a Transition Service, the charges payable under this Agreement shall be equitably reduced to account for the reduction in Transition Services provided. The discontinuance by Buyer pursuant to this Section 1.3 of a Transition Service or group of Transition Services shall not relieve Seller of its obligations to continue to provide the other Transition Services.
(b)     Upon discontinuation of a Transition Service with respect to which Seller holds books, records, files, databases, confidential information, computer software or hardware (including, but not limited to, current and archived copies of computer files) or other property owned or leased by Buyer and used in connection with the provision of the Transition Service (the “Materials”), Seller shall promptly deliver the Materials to Buyer or, upon Buyer’s written request, Seller shall destroy and certify the destruction of all such Materials, in either case at Seller’s sole cost and expense.
Section 1.4 Preferred Providers. As part of the Transition Services, Seller shall provide to Buyer a list of Seller’s preferred third-party providers of services related to the Assets, and Buyer may in its discretion engage such providers to provide services directly to Buyer.
Section 1.5 Independent Contractor. For all purposes hereof, Seller shall at all times act as an independent contractor and shall have no authority to represent Buyer or any of its Affiliates in any way or otherwise be deemed an agent, employee, representative, joint venturer or fiduciary of Buyer or any of its Affiliates. None of Seller or any of its Affiliates or their respective representatives shall declare or represent to any Person that Seller or any of its Affiliates or their respective representatives has any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking, on behalf of Buyer or any of its Affiliates in any way whatsoever. At all times during the Term, all Persons (including, without limitation, the personnel of Seller and the personnel of its Affiliates) performing the Transition Services shall be construed as independent contractors with respect to Buyer and shall not be construed as agents or employees of Buyer or any Affiliate of Buyer thereof by virtue of performing such Transition Services and no such Persons shall be entitled to any of the benefits provided by Buyer or its Affiliates to any of their respective employees or agents. Seller (or its Affiliates) shall be solely responsible for payment of (a) all income, disability, withholding, and other employment taxes; and (b) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for any employees, agents, or contractors of Seller, as applicable, who perform Transition Services. Seller shall indemnify, defend and hold Buyer harmless against any liability for premiums, contributions or taxes payable under workers’ compensation, unemployment compensation, disability benefit, old age benefit, or tax withholding for which Buyer may be adjudged liable as an employer with respect to any employees, agents, or contractors, as applicable, of Seller who perform Transition Services.
Section 1.6 Good Faith Cooperation; Sufficient Access. The Parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Transition Services. Such cooperation shall include, to the extent applicable, exchanging information, providing electronic access to systems used in connection with Transition Services. To the extent necessary in connection with the provision of the Transition Services upon reasonable advance notice, Buyer shall give, or cause to be given, Seller and its representatives reasonable access during normal business hours (or, in the event that Seller reasonably determines that emergency maintenance is necessary, at such other times as are reasonably appropriate under the circumstances) to the properties, systems, computer programs, products and equipment of the Transferred Business as necessary from time to time for reasons of performing the Transition Services or preventative or emergency maintenance.
Section 1.7 Service Coordinators. Seller and Buyer shall each nominate a representative to act as the primary contact person with respect to the performance of each Transition Service (the “Service Coordinators”). The names and contact information of each Service Coordinator for Seller and Buyer in respect of each Transition Service are set forth on EXHIBIT A hereto. Unless Seller and Buyer otherwise agree, all communications relating to this Agreement for each Transition Service shall be directed to the applicable Service Coordinator for such Transition Service. The Parties shall cause their respective Service Coordinators to keep the other Service Coordinator informed and updated as to the status and performance of the applicable Transition Service and the requirements of each Party so as to facilitate a mutual cooperation so as to provide the Transition Service in an orderly fashion.
Section 1.8 Additional Transition Services. Subject to the terms and conditions of this Agreement, Buyer may request in writing that Seller provide to Buyer for the Transferred Business additional services of a type and nature not specifically contemplated by EXHIBIT A hereto (each, an “Additional Transition Service” and, collectively, the “Additional Transition Services”), and the Parties shall promptly negotiate in good faith with a view toward adding such Additional Transition Services on the same terms and conditions as set forth in this Agreement. To the extent that Seller determines to provide such Additional Transition Services, the Parties shall mutually determine the scope of such Additional Transition Services and the fees, costs and expenses, if any, to be paid by Buyer in exchange for such Additional Transition Services.
ARTICLE II
SERVICE CHARGES
Section 2.1 Expenses During the Term. Buyer shall reimburse Seller for all reasonable, actual and documented out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in providing the Transition Services; provided, however, that, without the prior written consent of Buyer, Buyer shall not be obligated to reimburse Seller for fees and expenses in excess of $500 individually or $1,000 in the aggregate for a particular calendar month. Any travel-related expenses incurred by Seller in performing the applicable Transition Services shall be incurred, documented and charged to Buyer in accordance with Seller’s then-applicable business travel policies; provided, however, that Buyer shall not be obligated to reimburse Seller for any travel-related expenses unless such travel was approved in writing in advance by Buyer.
ARTICLE III
TRANSITION
Section 3.1 System Migration. Seller agrees to use its commercially reasonable efforts to assist Buyer in connection with the transition from the performance of the Transition Services by Seller to the performance of such services by Buyer (including the migration of Buyer’s systems and other services related to the transfer of a function rather than the ongoing performance of such function), taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the Parties hereto. It is the intention of the Parties that Seller transfer to Buyer and provide reasonable information to Buyer relating to the design, configuration, system start-up and hardware and software set-up currently used by the Transferred Business. The Parties shall keep each other reasonably informed on a regular basis of the status of the performance of Transition Services, the Transition Services that will be required and the timing thereof and the estimated dates for termination of such Transition Services. The Parties shall communicate, as and when applicable, by telephone, e-mail and other forms of communication to have an open working relationship to support the Transition Services and smooth the transition of the Transition Services to Buyer independently. The Parties shall use their commercially reasonable efforts to shorten, to the extent reasonably practicable, the period of migration and thereby the Term.
ARTICLE IV
INTELLECTUAL PROPERTY
Section 4.1 Title to Intellectual Property.
(a)     The Parties agree that any IP Rights (as defined below) of Buyer or its Affiliates made available to Seller or its Affiliates in connection with the Transition Services and any derivative works, additions, modifications or enhancements thereof shall remain the sole property of Buyer and its Affiliates.

(b)     To the extent that Seller or its Affiliates use their own or third-party IP Rights in connection with providing the Transition Services, such IP Rights, and any derivative works, additions, modifications or enhancements thereof created during the Term shall remain the sole property of Seller or its Affiliates or the third party, as the case may be.
For purposes of this Agreement, “IP Rights” means designs, tooling, patents, patent applications, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, trade secrets, know how, trade names, fictitious business names, logos, brand names, together with any rights at common law directly arising therefrom, computer software, licenses with respect to any of the foregoing and all other similar or equivalent intellectual property or proprietary rights anywhere in the world.
Section 4.2 Work Product. Buyer shall own all right, title, and interest in and to the Work Product (as defined below) and all IP Rights subsisting therein. Seller hereby irrevocably assigns to Buyer all right, title, and interest worldwide in and to the Work Product, including all IP Rights related thereto. If Seller has any rights to the Work Product that cannot be assigned to Buyer, such as moral rights, author’s rights, rights of integrity, or any similar rights, Seller unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Buyer with respect to such rights, and agrees, at Buyer’s request and expense, to consent to and join in any action to enforce such rights. If Seller has any rights to the Work Product that cannot be assigned to Buyer or waived by Seller, Seller unconditionally and irrevocably grants to Buyer during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display, by all means now known or later developed, the Work Product, and to use, make, have made, import, sell, and offer for sale, products and services using or embodying the Work Product. Seller shall promptly disclose to Buyer any Work Product which Buyer creates that is not already specified as a deliverable in the schedule of Transition Services on EXHIBIT A hereto, Seller agrees to cooperate with Buyer or its designee, both during and after the Term, in the procurement and maintenance of Buyer’s rights in the Work Product, including by executing documents and performing such other acts as Buyer may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing the intellectual property rights in the Work Product and the assignment thereof to Buyer. For purposes of this Agreement, “Work Product” means any reports, records, data, documentation, software (both in source and in executable code form), inventions (whether or not patentable), discoveries, materials, tools, works of authorship, know-how, technical information, trade secrets, work product, methods, processes, designs, schematics, and all other intellectual property related to the Business created or developed by or for Seller in the course of Seller’s performance of the Transition Services.
ARTICLE V
TERM AND TERMINATION
Section 5.1 Term. Unless earlier terminated in accordance with Section 5.2, the term of this Agreement shall commence on the Closing Date and end on the Validation; provided that, notwithstanding the foregoing, if all Transition Services to be provided hereunder are discontinued pursuant to Section

1.3 prior to the end of such date, the term of this Agreement shall end on the date on which the last such Transition Service is discontinued (the “Term”).
Section 5.2 Termination for Cause. Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by written notice to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:
(a)     the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of a written notice from the Terminating Party with respect thereto;
(b)     the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and
(c)     an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Other Party.
Section 5.3 Survival. The following sections shall survive any termination of this Agreement: Article II (Service Charges) (to the extent of amounts incurred prior to termination or expiration of the Term); Article IV (Intellectual Property); this Section 5.3 (Survival); Article VII (Confidentiality); Article VIII (Indemnity; Disclaimer of Warranties); and Article IX (Miscellaneous).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.1 Mutual Representations. Each of (i) Seller represents and warrants to Parent and Buyer Subsidiary, and (ii) Parent and Buyer Subsidiary represents and warrants to Seller, as follows:
(a)     Such Party is a corporation duly incorporated or formed, as applicable, and in good standing as of the date of this Agreement, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.
(b)     This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

(c)     Such Party’s execution, delivery and performance of this Agreement do not conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, or other instrument or arrangement to which it is a party.
ARTICLE VII
CONFIDENTIALITY
Section 7.1 Confidentiality.
(a)     Except as otherwise provided in this Agreement, (i) Seller shall, and shall cause its Affiliates (and each of their respective representatives to whom they disclose such information), to keep confidential all Confidential Information (as defined below) of Buyer and its Affiliates, including all information relating to the Assets and the Transferred Business, whether known before the date of this Agreement or disclosed in the course of performing the Transition Services, and (ii) Buyer shall, and shall cause its Affiliates (and each of their respective representatives to whom they disclose such information), to keep confidential all Confidential Information of Seller or any of its Affiliates that Buyer or any Affiliate thereof receives in connection with the performance of the Transition Services, other than any Confidential Information related to the Assets or the Transferred Business. For purposes of this Agreement, “Confidential Information” of a Party means any and all confidential or proprietary information of, or concerning, such Party, including, without limitation, methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know how, software, marketing methods, forecasts, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of such Party.
(b)     The provisions of this Section 7.1 shall not apply to the disclosure by a Party or their respective Affiliates of any information, documents or materials (i) that are or become publicly available, other than by reason of a breach of this Section 7.1 by such Party or any of its Affiliates, (ii) received from a third party not bound by any confidentiality agreement with the non-disclosing Party, except in the case of information relating to the Assets or the Transferred Business, the non-disclosing Party shall include both Buyer and Seller, (iii) required by applicable law to be disclosed by such Party, or (iv) necessary to establish such Party’s rights under this Agreement or the Asset Purchase Agreement; provided, that in the case of clauses (iii) and (iv), the Person intending to make disclosure of Confidential Information shall (A) promptly notify the Party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such Party a reasonable opportunity to prevent public disclosure of such information and to seek an appropriate protective order with respect to such information, and (B) if in the absence of a protective order or other appropriate relief, a Party is nevertheless compelled to disclose all or any portion of such information, such Party shall disclose only that portion of the information that such Party is advised by written opinion of counsel is legally required to be disclosed in compliance with the relevant process. Upon termination or expiration of this Agreement, (x) Buyer shall return to Seller all Confidential Information of Seller in Buyer’s possession or control, including any copies or reproductions thereof, and (y) Seller shall return to Buyer all Confidential Information of Buyer in Seller’s possession or control, including any copies or reproductions thereof.

ARTICLE VIII
INDEMNITY; DISCLAIMER OF WARRANTIES
Section 8.1 Indemnity.
(a)     Buyer shall indemnify, hold harmless and, at Seller’s option, defend Seller and its Affiliates and each of their respective officers, directors, employees and representatives against all claims, liabilities, damages, losses or expenses (including reasonable attorneys’ fees and costs of litigation) (“Losses”) to the extent arising from (i) any material breach of this Agreement by Buyer or any Affiliate thereof, or (ii) the performance by Seller or any Affiliate thereof of any Transition Service (except to the extent that such Losses arise from the negligence, willful misconduct or a material breach of this Agreement by Seller or any Affiliate thereof). No action or claim of any type relating to or arising out of this Agreement may be brought or made by Seller more than one (1) year after Seller first has knowledge of the basis for the action or claim.
(b)     Seller shall indemnify, hold harmless and, at Buyer’s option, defend Buyer and its Affiliates and each of their respective officers, directors, employees and representatives, against all Losses to the extent arising from (i) any material breach of this Agreement by Seller or any Affiliate thereof, or (ii) the negligence, willful misconduct or material failure of Seller or any Affiliate thereof in its performance of the Transition Services. No action or claim of any type relating to or arising out of this Agreement may be brought or made by Buyer more than one (1) year after Buyer first has knowledge of the basis for the action or claim.
Section 8.2 DISCLAIMER OF WARRANTIES. NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED BETWEEN THE PARTIES AS A RESULT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH HEREIN.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Modification; Waiver. Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party. The waiver by any Party of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
Section 9.2 Entire Agreement. This Agreement, including EXHIBIT A hereto (which constitutes an integral part of this Agreement), together with the Asset Purchase Agreement, constitutes the entire agreement among the Parties and supersede all other prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof, except for that certain Mutual Confidentiality Agreement, dated January 31, 2012, by and between Parent and Seller, which shall remain in full force and effect following the Closing. In the event of a conflict between the terms and conditions of this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall govern.
Section 9.3 Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby. The Parties shall cooperate and use commercially reasonable efforts to obtain any waivers, permits, consents or sublicenses (including, without limitation, any license fees to third-party vendors) (each, a “Consent”) that may be required in connection with the provision of any of the Transition Services. If any such third party requires a payment in order to provide a Consent that is required in order to receive any of the Transition Services, Seller shall promptly notify Buyer of this additional cost and the Parties shall negotiate in good faith to develop an alternative service that does not require such a Consent; provided, however, that Buyer shall have the option to elect (a) to pay any amounts that are required to be paid to any third party to obtain such Consent, or (b) to terminate any of the Transition Services associated with the required Consent, and, in either case, there shall be a corresponding reduction in the fee payable to the party providing such Transition Services.
Section 9.4 Notices. All notices, requests, demands and other communications that are required to be or may be given under this Agreement must be in writing and have been effectively given if delivered in accordance with Section 8.5 of the Asset Purchase Agreement with a copy to the other Party’s Service Coordinators at the addresses set forth on EXHIBIT A hereto.
Section 9.5 Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, except that Buyer, on notice to Seller, shall be permitted to assign this Agreement to any Affiliate of Buyer without the consent of any Party (but no such assignment shall relieve Buyer of its obligations under this Agreement). This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective legal representatives, successors and permitted assigns.
Section 9.6 Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) “hereunder,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section, subsection or other provision thereof; (f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (g) “or” is used in the inclusive sense of “and/or”; (h) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.
Section 9.7 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.
Section 9.8 Governing Law; Venue. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Douglas, State of Nebraska. Each Party:
(a)     expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Douglas, State of Nebraska (and each appellate court located in the State of Nebraska), in connection with any legal proceeding;
(b)     agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 9.4 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
(c)     agrees that each state and federal court located in the County of Douglas, State of Nebraska, shall be deemed to be a convenient forum;
(d)     agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Douglas, State of Nebraska, any claim by either Buyer or Seller that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and
(e)      agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;
provided that nothing herein shall prohibit any party from seeking to remove or transfer a legal action or legal proceeding from one permitted forum to another permitted jurisdiction if jurisdiction is otherwise proper and comports with the second sentence of this Section 9.8.
Section 9.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.10 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).
Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated hereby, in which case the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 9.12 Specific Performance. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the Parties may exercise their rights and obligations under this Agreement by a decree of specific performance issued by any court of competent jurisdiction. Each of the Parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. The foregoing remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
Section 9.13 No Third-Party Beneficiaries. Neither this Agreement nor any document delivered in connection with this Agreement, confers upon any Person who is not a Party any rights or remedies hereunder.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

“Seller”	“Parent”

AXIAL BIOTECH, INC. a Delaware corporation	TRANSGENOMIC, INC., a Delaware corporation

By:__________________________________ Name: John M. Climaco Title: President and Chief Executive Officer	By:__________________________________ Name: Craig J. Tuttle Title: President and Chief Executive Officer

“Buyer Subsidiary”

SCOLI ACQUISITION SUB, INC., a Delaware corporation

By:__________________________________ Name: Craig J. Tuttle Title: President

EXHIBIT E

FORM OF SELLER LEGAL OPINION
[Capitalized terms used but not defined herein shall have the meanings given to such terms in the Asset Purchase Agreement.]
1.    Seller is validly existing as a corporation in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to enter into and carry out its obligations under the Transaction Documents.
2.    Seller is in good standing as a foreign corporation in the State of Utah.
3.    The execution, delivery and performance of the Transaction Documents to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller, and each of the Transaction Documents has been duly executed and delivered by Seller.
4.    Each of the Transaction Documents to which Seller is a party constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
5.    The execution and delivery by Seller of the Transaction Documents to which it is a party, the transfer of the Assets by Seller and the performance by Seller of its obligations under the Transaction Documents will not: (i) cause Seller to violate any federal or Delaware state laws, rules or regulations known by us to be applicable to Seller and to transactions of the type contemplated by the Transaction Documents; (ii) cause Seller to violate any order, judgment or decree of any federal or Delaware state court or governmental instrumentality to which Seller is a named party and which is known to us; (iii) constitute a breach by Seller of, or constitute a default by Seller under, any of the Related Material Contracts; or (iv) violate any provision of Seller’s certificate of incorporation or bylaws.
6.    To our knowledge, there is no action, suit or proceeding at law or in equity, or by or before any federal or Delaware state court or governmental or regulatory body or agency or any arbitration board or panel, pending or overtly threatened against or affecting Seller or any of the Assets.
“Transaction Documents” as used in the opinion will include: the Purchase Agreement, the Bill of Sale, the Noncompetition Agreement, the Transition Services Agreement and the Escrow Agreement

E-1

EXHIBIT F

EQUIPMENT LEASE AGREEMENT

This Equipment Lease consists of: the Equipment Lease, any Equipment Schedule(s) (including any corresponding Exhibits), the Delivery and Acceptance Certificate, and any other documents that relate to any of the preceding and agreed to by LESSOR and LESSEE. Taken together, all of these documents constitute the “Lease”. This Lease has been written in plain language. Please read this Lease thoroughly and feel free to ask us any questions you may have about it. When we use the words WE, US and OUR in this Lease, we mean the LESSOR, whose name and address is shown on the Lease. When we use the words YOU and YOUR in this Lease, we mean the LESSEE, whose name and address is shown on the Lease.

THIS EQUIPMENT LEASE NO.       IS DATED AS OF       , 20     .

TERMS AND CONDITIONS

LESSOR:	Axial Biotech, Inc. 2749 East Parleys Way, Suite _ Salt Lake City, Utah 84109 Tel: (801) 984-9139

Transgenomic, Inc.
LESSEE NAME
12325 Emmet Street     Omaha        Nebraska    68164    402-452-5400
LESSEE ADDRESS    CITY    COUNTY    STATE    ZIP    PHONE

BANK INFORMATION—FOR REQUIRED AUTOMATIC PAYMENT DEBITING

YOUR BANK’S NAME    BRANCH    CITY    STATE    ZIP

YOUR BANK’S ABA TRANSIT ROUTING NUMBER        YOUR PRINCIPAL OPERATING BANK ACCOUNT NUMBER

This Lease is executed as of the date shown above.

LESSEE: Transgenomic, Inc.        LESSOR: Axial Biotech, Inc.

By:              By:              By:

(authorized signature)    (authorized signature)
Title:              Title:              Title:

Your Insurance Agency’s Name        Contact Name        Phone

1. LEASE; TERM; DELIVERY AND ACCEPTANCE. Subject to any conditions we may have set, we agree to lease to you, and you agree to lease from us, the Equipment described in this Lease or any Equipment Schedule(s) or on any corresponding Exhibit(s) to the Lease, which includes any attachments, additions, substitutions or accessories to such Equipment and all proceeds thereof. The terms and provisions of this Lease will commence upon your and our signing this Lease, however, the Lease rent shall only commence upon your acceptance of the Equipment by your signing and dating the Delivery and Acceptance Certificate (“Acceptance Date”). The Acceptance Date will also be the “Commencement Date”. The term of the Lease will begin and will continue until completion of Validation (as defined in that certain Asset Purchase Agreement, dated August [•], 2012, by and among LESSOR, LESSEE and a wholly-owned subsidiary of LESSEE) (the “Basic Term”). The Lease term may be extended or renewed beyond the Basic Term if mutually agreed in writing, however, the Lease term may only be terminated if expressly provided by this Lease. The Equipment will be delivered to you directly by the Lessor as you have previously negotiated. You agree to accept delivery of the Equipment and within 5 days, sign and return the Delivery and Acceptance Certificate to us. Any Equipment Schedule(s) will incorporate by reference all of the terms and conditions of this Lease.
2. RENT; PAYMENTS; LATE CHARGES. You agree to pay us for the use of the Equipment, in advance, on the Commencement Date (and thereafter on the same day of each month as the Commencement Date and continuing for the remaining term of this Lease) the amount indicated as “Rent” in the Lease. If, during the Term of this Lease there is any change in the Equipment then you agree that we may adjust the Rent to reflect such changes. On the first Rent payment due date you agree to pay a pro-rated amount of Rent for the interim Lease period, in addition to the first periodic payment of Rent due on such date; provided that Rent shall be pro-rated for partial months. In addition, you agree to pay us upon demand or debit all other amounts and obligations which may be now, or may become, due to us under this Lease. You understand that the Rent payments due under this Lease are fixed and irrevocable, and may not be canceled, reduced, off-set, or abated for any reason whatsoever, including loss of use of the Equipment due to malfunction, damage, destruction, interference, or any other reason. You authorize us and each Lender (as defined hereafter) to debit automatically, and, if necessary, credit your account that is shown in this Lease, and any other of your checking/savings accounts and/or any credit, charge or debit cards or accounts that we are now, or may in the future, be aware of, for Rent, and such other amounts and obligations which may be due, and any additional sums needed to reimburse us and each Lender (as defined hereafter) for any processing fees charged to, or discounts assessed against, us or each Lender due to our or a Lender (as defined hereafter) having performed the debits. If your account does not have sufficient funds available for Rent or other payments due on that date, a late charge equal to the lesser of 10% of the Rent or other payment then due, or the maximum rate allowable under applicable law, will be charged, in addition to a $50 banking administration fee for each rejected debit. You will provide us and each Lender (as defined hereafter) 30 days written notice if you intend to close any account from which we or the Lenders (as defined hereafter) are making debits and you will provide us and the Lenders (as defined hereafter) the information needed on another account so that we and each Lender (as defined hereafter) can continue to make any debit or credit entries as needed. If you prevent us or any Lender (as defined hereafter from making any authorized debit you agree that the amount then due will be increased by 5%. We do not have to send you monthly invoices.
3. NO WARRANTIES. WE ARE LEASING THE EQUIPMENT TO YOU “AS-IS”. You recognize and acknowledge that we do not manufacture the Equipment, nor do we represent the manufacturer or the supplier. You have selected the Equipment based upon your own experience, expertise and/or judgment. We assign to you, for the term of the lease and without recourse to us, any available warranty by the supplier or manufacturer. We assign to you, for the term of the Lease, as-is, any available warranty by the supplier or manufacturer. YOU AGREE TO CONTINUE MAKING PAYMENTS TO US UNDER THIS LEASE REGARDLESS OF ANY CLAIMS YOU HAVE AGAINST THE SUPPLIER OR MANUFACTURER. We make no warranties as to the Equipment or its usage, whether express or implied, including warranties of the Equipment’s “merchantibility” or “fitness for a particular purpose”, non-infringement of the Equipment as to patent and trademark laws, or otherwise. You agree that we are solely leasing/financing the Equipment and, regardless of cause, we are not responsible for the Equipment, and you will not make any claim against us for any liability or damages caused to you or anybody or anything else arising from your leasing, possession and use of the Equipment. You warrant that the price we pay for the Equipment is the fair market price and that there has been no collusion between you and the supplier.
4. USE AND MAINTENANCE; LOCATION. You will keep and use the Equipment solely for business use and under your sole possession and control only at the Equipment Location shown on the Lease. You may not move the Equipment without our prior written consent. At your own cost and expense, you will maintain the Equipment, have it undergo or receive all of the manufacturer’s recommended upgrades, including computer software, and keep it eligible for any manufacturer’s maintenance or certification programs, in compliance with all applicable laws and insurance policies and in excellent condition, except for ordinary wear and tear. You will not make any alterations, additions or replacements to the Equipment without our prior written consent. All alterations, additions and replacements, may at our sole option, become part of the Equipment and our property at no cost or expense to us. We may, at your expense, enter any place to inspect or otherwise protect our interest in the Equipment during normal business hours.
5. RISK OF LOSS AND INSURANCE. You agree to bear all risk and responsibility for any loss or damage to the Equipment or any liability from its possession, use, operation or ownership from any cause whatsoever and to keep the Equipment insured from all risks, and to keep us insured against all liability, in amounts acceptable to us, the Lenders (as defined below) and their respective assigns are to be named as the loss payee. Upon request, you will deliver to us evidence of such insurance coverage from insurance companies satisfactory to us, and will provide that we will be given 30 days advance notice of any cancellation or material change of such insurance. You will have 15 days from the request date to provide evidence of such insurance.
6. DEFAULT AND REMEDIES. If you; i) fail to make any payments of Rent or any other amounts when due under this Lease, or ii) fail to perform any of your obligations to us or breach any of your warranties to us under this Lease, or iii) have a default declared against you on any other obligation you have with us or another party, or iv) commit or allow anything that may jeopardize our rights in the Equipment or causes us to deem ourselves insecure as to our rights under this Lease, you are in default. If you default, we may accelerate the remaining Rents due under this Lease, and you agree to pay as damages an amount equal to 115% of the sum of the present value of the remaining Rent payments and our estimated value of our residual interest in the Equipment at the end of the Basic Term, both discounted at 6% per year. In addition, we may demand the immediate return of the Equipment to us. If you return the Equipment to us and we are able to sell or re-lease the Equipment, we will credit the damages you owe us by the net sale price we receive for the Equipment or the monthly payments we receive from any re-lease of the Equipment during the remaining term of this Lease, however, such credit will never exceed the damages received by us from you. We may also use any other remedies available to us under any applicable law. In the event of default, you agree to pay our attorneys’ fees, plus all of our costs resulting from the default, including costs of repossessing and refurbishing the Equipment. If we repossess the Equipment, we do not waive our right to collect the balance due on this Lease, and any delay of failure on our part to enforce any of our rights under this Lease will not prevent us from doing so at a later time. We may exercise any of our remedies described above simultaneously or consecutively. We will always use good faith attempts to mitigate your damages.
7. LEGAL ACTION AND TAXES. This is a non-cancelable lease and all Rent is to be paid to us without deduction for taxes or any other amounts which may be due. If we commence any action or suit to collect any Rent or other sums due and owed to us under this Lease, you waive any defenses or counter-claims you may have against us. You agree to make all payments due under this Lease to us (or to our assignees if we have so directed you) until this Lease is terminated. Furthermore, you agree to pay all taxes or assessments, licenses, fines, penalties, registration fees, freight and transportation charges and any similar charges imposed on us, the Lease, or the Equipment due to our ownership (or security interest in), your possession, and/or your use of the Equipment during the term of this Lease. Until we notify you otherwise, for a nominal administration fee, we will prepare and file all property tax returns. You are liable for any and all tax and other assessments on the Equipment or this Lease and will reimburse us immediately upon our demand for such. If we lose any type of tax benefit (such as depreciation of the Equipment) due to your breach of this Lease, you agree to pay us, on demand, an amount which in our opinion, will allow us to achieve the same after-tax net yield that we expected to receive except for your breach or default. You agree to indemnify and to defend and keep harmless, us and our assigns, from any and all liability, damages, or loss, including attorney’s fees, of any kind or nature whatsoever, related to the Equipment. This indemnity applies to any Equipment sold or re-leased by us after you are in default and will continue in full force and effect after termination of this Lease. You agree that any returned Equipment will be in the condition required under Section 4 above and shipped as outlined in Section 8.
8. END OF LEASE AGREEMENT; RETURN. If no default exists under this Lease you have the option at the end of the Basic Term to purchase the Equipment for its then (“FMV”) if you give us at least 10 days written notice before the end of the Basic Term or any renewal term that you will purchase the Equipment. If you do not elect to purchase the Equipment then you will deliver the Equipment, properly packed and shipped, at your expense, to any location we choose in Salt Lake City, Utah. If you do not give us notice or you do not purchase or deliver the Equipment per the terms of this Lease, then this Lease will renew for additional terms of one month each at the original Rent and will continue from month to month until terminated in accordance with this Lease. In determining FMV, you agree that we will use our reasonable judgment to determine the Equipment’s FMV, without any deduction for the cost of removal of the Equipment from its then current location. If you do not agree with our valuation you agree to pay all costs associated with obtaining an independent appraisal from an appraiser picked by you and us, and you agree to accept the valuation determined by such appraiser as the FMV of the Equipment. Any purchase of the Equipment must be for all of the Equipment and will be plus any applicable taxes. Upon payment of any purchase price, we shall transfer our interest in the Equipment to you “As-Is, Where-Is” without any representation or warranty whatsoever and this Lease will terminate.
9. ASSIGNMENT. You may not sell, pledge, transfer, assign or sublease the Equipment or this Lease, or allow any type of lien to be placed on same, without our prior written approval. We may sell, assign or transfer all or any part of this Lease and/or the Equipment without notice to you. Our assignee will have the same rights and benefits that we have now under this Lease. Without limiting the foregoing, you acknowledge that the Lessor has collaterally assigned all our right, title and interest in and to this Lease and all payments hereunder to OXFORD FINANCE LLC, as successor in interest to OXFORD FINANCE CORPORATION, with an address of 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”) and ATEL VENTURES, INC., with an address of 600 California Street, 6th Floor, San Francisco, California 94108 (“ATEL”, and collectively with Oxford, the “Lenders”) and agree that unless and until notified otherwise in writing by the Lenders, that all payments due and owing hereunder shall be for the benefit of and payable to Lenders. The rights of any assignee of ours will not be subject to any claim, defense or set-off that you may claim against us, the supplier, or the manufacturer and upon notice to you our assignee will be entitled to receive payments under this Lease at the address stated in such notice. Our deposit of any monies received from any persons other than you does not constitute our written permission of your assignment or subletting of the Equipment or this Lease. We may apply any monies received, whether or not they have any type of limiting endorsement, without our being bound by such limiting endorsement.
10. CHOICE OF LAW; JURISDICTION; VENUE; NON-JURY TRIAL. You and any guarantor agree that this Lease will be deemed fully executed and performed in the State of California and will be governed by California law. You and any guarantor expressly agree to (a) be subject to the personal jurisdiction of the State of California; (b) accept venue in any Federal or State Court located in San Francisco County California; and (c) waive any right to a trial by jury. Any Lease charges which exceed the maximum allowed by law shall be reduced to the maximum allowed.
11. FINANCE LEASE; ENTIRE AGREEMENT; AMENDMENTS; NOTICE; ATTORNEY-IN-FACT. This Lease is a “Finance Lease” under the Uniform Commercial Code as adopted in California. Depending on the particular terms of the Lease it may qualify as a true lease for tax or accounting purposes, but we make no representation or warranty to you that this is the case. You waive any and all rights you may have thereunder to: (a) cancel this Lease; (b) reject tender of the Equipment; (c) revoke acceptance of the Equipment; (d) recover damages for any breach of warranty; and (e) make deductions or set-offs, for any reason, from payments due under this Lease. If any part of this Lease is inconsistent with applicable law, the terms of this Lease will govern. This Lease contains the entire agreement between you and us and may not be amended except by a writing which both of you and us have signed, and any signer for us must be an authorized executive officer. If any part of this Lease is in conflict with any statute or rule of law of any place where we are seeking enforcement, then that part will be null and void to the extent that it may conflict with such other laws or statutes, but it will not invalidate any other parts of this Lease. All notices between you and us will be in writing and delivered by regular U.S. mail to an authorized executive officer of the party who is to receive it. You will pay us for our documentation and processing costs in connection with this Lease and you agree that such costs stated in the Lease or any Equipment Schedule is an estimate and if our actual costs for such exceed the estimate, you agree to reimburse us upon our demand or debit.
12. OWNERSHIP AND SECURITY INTEREST. We will have either legal title to the Equipment during the term of the Lease. You agree to keep the Equipment free of all other liens and encumbrances on the legal title of the Equipment. To secure your performance of all your obligations to us under this Lease, you grant to us a security interest in the Equipment and any insurance or other proceeds derived from the Equipment.
13. MISCELLANEOUS. This Lease is valid and enforceable when signed and delivered by you and accepted in writing by us and is binding on our respective legal representatives, successors and assigns. During the term of this Lease, you will, if requested by us, provide us with financial statements and any other information or reports you normally provide your creditors, the public and/or regulatory agencies. If you fail to perform any of your obligations to us under this Lease, you agree that we may (but are not required to), in our sole discretion, perform any act we deem necessary for the maintenance and preservation of, and our title to, the Equipment, or security interest in such, or to cure your failure to perform any and all of your obligations to us under this Lease. You agree to reimburse us for any expenses incurred by us in curing such failure to perform, plus interest at the maximum rate allowed by law until we have been reimbursed in full. Our taking any such action will not relieve you of any of your obligations or defaults under this Lease. You agree that our possession of a facsimile copy of this Lease and/or any documents associated with it, bearing a facsimile copy of an authorized signature from you, has the same force and effect as an original of any such documents, and will be considered by you and us and our respective successors and assigns as being as valid as our possession of the original of such documents.

EQUIPMENT SCHEDULE NO.      , COUNTERPART NO. 1, DATED AS OF      , 20__.
ONLY THE MANUALLY EXECUTED COUNTERPART NUMBERED 1 IS SUFFICIENT TO TRANSFER LESSOR'S INTEREST, OR TO GRANT A SECURITY INTEREST HEREIN.
LEASE NO.:       DATED AS OF      , 20__

Axial Biotech, Inc.             Salt Lake City
SUPPLIER NAME    ADDRESS    CITY    STATE    ZIP    PHONE

EQUIPMENT DESCRIPTION:

Quantity    Make    Model Number, serial number(s) or other identification, or see Exhibit A incorporated hereto as if fully set forth herein.

EQUIPMENT LOCATION (if different than Lessee’s address shown above):

Street Address    City    County    State    Zip

PAYMENT FREQUENCY     DUE DATE        RENT (plus tax, if applicable)        BASIC TERM

Monthly	___ day of the month Through Validation (as defined in Section 1) of the Equipment Lease

THIS LEASE IS NON-CANCELABLE BY YOU FOR ANY REASON WHATSOEVER FOR THE TERM HEREOF.

IN WITNESS WHEREOF, the you and us have each caused this Equipment Schedule to be duly executed as of the date first above written by yours and our respective officers thereunto duly authorized and the Equipment Schedule contained herein is hereby verified as correct by you, and you acknowledge receipt of a copy of same.

Transgenomic, Inc., as Lessee

BY:
(Craig J. Tuttle)

TITLE: President and Chief Executive Officer

Axial Biotech, Inc., as Lessor

BY:

TITLE:

DELIVERY AND ACCEPTANCE CERTIFICATE

By signing this Delivery and Acceptance Certificate, you certify to us that you have read Lease No. ______________ between Axial Biotech, as LESSOR and you as LESSEE and that the person signing it for LESSEE is authorized to do so and signed this Lease on behalf of the LESSEE, and you acknowledge your receipt of a copy, or you have made a copy, of the Lease. You acknowledge that the Equipment described in the Lease either; 1) has been delivered and inspected and found to be in good working order and condition and satisfactory to meet your needs, or 2) has been delivered to you, and may not yet have been inspected, but you want, and irrevocably instruct us, to pay the Supplier for the Equipment and you want the Equipment to be irrevocably placed under Lease per the terms and conditions of the Lease.

YOU UNDERSTAND AND AGREE THAT NEITHER THE SUPPLIER NOR ANY SALESMAN (as defined below) OR OTHER AGENT OF THE SUPPLIER IS AN AGENT OF THE LENDERS. NO SALESMAN OR AGENT OF THE SUPPLIER IS AUTHORIZED TO WAIVE OR ALTER ANY TERM OR CONDITION OF THIS LEASE WITHOUT THE EXPRESS WRITTEN CONSENT OF THE LENDERS, AND NO REPRESENTATION AS TO THE EQUIPMENT OR ANY OTHER MATTER BY THE SUPPLIER SHALL IN ANY WAY AFFECT YOUR OBLIGATIONS TO US OR OUR ASSIGNS UNDER THE LEASE, INCLUDING THE PAYMENT OF RENT SET FORTH IN THIS LEASE.

You acknowledge that if any Supplier, or their employees, agents, distributors or representatives (“Salespersons”) has made any representations to you concerning any type of cost or labor savings, rebates, income or tax credits, or potential income generation that you may derive by your possession and/or use of the Equipment (“Representations”), such Representations are not made by either of the Lenders or their Assigns, and you agree and acknowledge that this Lease is non-cancelable by you for any reason whatsoever for the full term hereof and you agrees to promptly pay when due all Rents and other Amounts due under this Lease whether or not any of the Representations made by any Salespersons are now, or in the future may be, invalid.

TO LESSEE: DO NOT SIGN THIS CERTIFICATE UNTIL YOU HAVE ACTUALLY RECEIVED, INSTALLED, INSPECTED AND ACCEPTED ALL OF THE EQUIPMENT DESCRIBED IN THE LEASE AND ARE WILLING TO COMMENCE THE LEASE.

Transgenomic, Inc.
LESSEE

By (Craig J. Tuttle, President and Chief Executive Officer)	(binds all LESSEE’s)

Acceptance Date